Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

C.H. ROBINSON WORLDWIDE, INC.,

VIKING LOGISTICS LLC,

ROVER MERGER SUB INC.

and

RXO, INC.

dated as of

October 4, 2026

-i-

-ii-

Annex A	Form of Voting and Support Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 4, 2026, is by and among C.H. Robinson Worldwide, Inc., a Delaware corporation (“Parent”), RXO, Inc., a Delaware corporation (the “Company”), Rover Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub 1”), and Viking Logistics LLC, a Delaware limited liability company and a direct or indirect wholly owned Subsidiary of Parent (“NewCo” and together with Merger Sub 1, the “Parent Merger Subs”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise.  Parent, the Company, Merger Sub 1, and NewCo are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain Persons are entering into a Voting and Support Agreement with Parent, in the form attached as Annex A hereto (the “Voting and Support Agreement”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders vote to adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent unanimously (i) determined that it is in the best interests of Parent and Parent’s stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions;

WHEREAS, the boards of directors (or managers, as applicable) of each of Merger Sub 1 and NewCo, by resolutions duly adopted, have approved and adopted this Agreement;

WHEREAS, for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), the Parties intend that (i) (a) the First Merger and (b) the Second Merger, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (ii) the Integrated Transaction will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (iii) this Agreement constitute and be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code (the foregoing prongs (i) through (iii), the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various terms of and conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.       Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (as such term is used in Section 6.3) (other than a proposal or offer by or on behalf of Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving:  (a) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a Person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“AI Requirements” means as they relate to Artificial Intelligence, including the use, development, training, testing, deployment, monitoring or maintenance thereof: (a)  all applicable Laws and directives issued by a Governmental Entity, and all binding guidance issued by any Governmental Entity thereunder, including, as applicable: the Federal Trade Commission Act, U.S. state consumer protection Laws, U.S. state comprehensive privacy Laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020), California’s AB 2013, the Texas Responsible Artificial Intelligence Governance Act, the Utah Artificial Intelligence Policy Act, New York City’s Local Law 144 and the European Artificial Intelligence Act (Regulation (EU) 2024/1689); (b) any applicable self-regulatory guidelines that the Company or any Company Subsidiary is obligated to comply with under any Law or Material Contract; (c) provisions in any Material Contracts to which the Company or any Company Subsidiary is a party; and (d) all policies and procedures adopted by the Company or any Company Subsidiary, and any statements or representations made publicly by the Company or any Company Subsidiary.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition or to review or regulate foreign investment through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any jurisdiction other than the United States.

“Artificial Intelligence” means any machine-based or software-based system, model, application or process designed to operate with varying levels of autonomy that is capable of (a) inferring from the input it receives and generating outputs, including predictions, content, recommendations or decisions, (b) making or executing a decision or (c) replacing, substantially replacing or facilitating human decision-making, in each case whether operating independently or as part of a larger system, and includes foundation models, large language models, generative AI systems, machine learning systems, neural networks, and reinforcement learning systems.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by applicable Law or other governmental action to close.

“Change in Tax Law” means any (a) amendment to or change in the Code or the Treasury Regulations, (b) Revenue Ruling or other published guidance of the IRS or the U.S. Department of the Treasury that is binding on taxpayers or (c) decision of a court of competent jurisdiction, in each case enacted, promulgated, issued or rendered after the date of this Agreement.  For the avoidance of doubt, proposed legislation, proposed Treasury Regulations (whether or not taxpayers are entitled to rely on them), and published guidance for which taxpayer reliance is restricted under Section 6115(k) shall not constitute a Change in Tax Law unless and until enacted, finalized, or reflected in binding guidance.

“Closing Tax Opinion” means an opinion of Paul Weiss (or another nationally recognized law firm reasonably satisfactory to the Company and Parent (it being understood and agreed that Gibson Dunn is such a law firm reasonably satisfactory to the Company and Parent)) to the effect that for U.S. federal income Tax purposes, the First Merger and the Second Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a labor union, trade union agreement or foreign works council contract or arrangement.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, retention, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent).

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Common Stock” means Common Stock, par value $0.01 per share, of the Company.

“Company Credit Agreement” means that certain Asset-Based Revolving Credit Agreement, dated February 5, 2026, among the Company, the lenders and other parties from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Company Equity Awards” means the Company PSU Awards and Company RSU Awards.

“Company Equity Plan” means the Company’s 2022 Omnibus Incentive Compensation Plan, as amended and restated.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Indenture” means that certain Indenture, dated February 20, 2026 (the “Company Base Indenture”), by and among the Company, the guarantors party thereto from time to time and Regions Bank, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of February 20, 2026, among the Company, the guarantors party thereto and Regions Bank, as trustee, and as otherwise amended, supplemented or modified with respect to the Company Notes by any applicable supplemental indenture.

“Company IT Systems” means all computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and Internet websites and related content, owned or used by the Company and the Company Subsidiaries in connection with, or otherwise necessary for, the conduct of the business of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (x) have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent the Company and the Company Subsidiaries from consummating the Transactions contemplated by this Agreement prior to the Outside Date; provided, however, that, solely in the case of clause (x), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur:  (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (other than Section 6.1(a)), (j) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company or any Company Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (k) any reduction in the credit rating of the Company or any of the Company Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur) and (l) any requirements imposed by any Governmental Entities as a condition to obtaining the Approvals; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Company Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Pre-Funded Warrants” means those certain pre-funded warrants issued by the Company pursuant to the Purchase Agreement, dated as of August 12, 2024, by and among the Company and the investors signatory thereto.

“Company Products” means any and all products and services that are or have been in the two years prior to the date of this Agreement marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company PSU Award” means each award of performance-based restricted stock units covering shares of Company Common Stock that was granted under the Company Equity Plan, regardless of whether the applicable performance period has been completed.

“Company Registered Intellectual Property” means all Registered Intellectual Property included in the Company Owned Intellectual Property Rights.

“Company RSU Award” means each award of time-based restricted stock units that is not a Company PSU Award covering shares of Company Common Stock that was granted or assumed under the Company Equity Plan, including, for the avoidance of doubt, each Assumed Spin-Off Award (as defined in the Company Equity Plan).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 15, 2026, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the protection of public or occupational health and safety (as it relates to exposure to Hazardous Substances) or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means all licenses issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“FDI Laws” means any foreign direct investment, national security, foreign ownership, or investment screening laws, regulations, rules, or orders of any jurisdiction that regulate, restrict, review, prohibit, or require notification, approval, consent, or clearance in connection with investments, acquisitions, or other transactions involving foreign persons or entities.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties.”

“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ equityholders, officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Foreign Benefit Plan” means a Company Benefit Plan that is maintained outside the jurisdiction of the United States, is by its terms governed by the Laws of any jurisdiction other than the United States or provides compensation or benefits to participants providing services primarily outside of the United States.

“Fraud” means, with respect to any Party, an actual and intentional (and not constructive) misrepresentation of a material fact by such Party with respect to the making by such Party of the representations and warranties in Article IV or V, as applicable, with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Party that such representation and warranty was false when made and which was made with the specific intent to induce the Party to whom such representation was made (the “Recipient”) to enter into or consummate the Transactions and upon which the Recipient has reasonably and justifiably relied to its material detriment.  “Fraud” does not include imputed or constructive fraud, vicarious liability fraud, equitable fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claims based on negligence or recklessness, or any other equitable claim.

“Government Official” means any officer, employee or representative of, or any Person otherwise acting in an official capacity for or on behalf of, a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund or Organization for Economic Cooperation and Development).

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, committee, or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital or finance lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice), (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Requirements” means as they relate to data privacy, data or cybersecurity, data protection, data breach notification, cookies or tracking technologies, text messaging, telemarketing or email marketing, or the Processing of Personal Data: (a) all applicable Laws and directives issued by a Governmental Entity, and all binding guidance issued by any Governmental Entity thereunder, including, solely to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the U.S. Department of Justice’s Data Security Program (§ 28 C.F.R. 202), U.S. state data security Laws, U.S. state social security number protection Laws, U.S. state data breach notification Laws, U.S. state consumer protection Laws, U.S. state comprehensive privacy Laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020), wiretapping Laws (including the California Invasion of Privacy Act), the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 (the “DPA 2018”) and the UK GDPR as defined in the DPA 2018, Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), Canada’s Anti-Spam Law (CASL), Mexico’s Federal Law on the Protection of Personal Data held by Private Parties (Ley Federal de Protección de Datos Personales en Posesión de los Particulares), Chile’s Law 19.628 and Law 21.719, India’s Information Technology Act, the Personal Information Protection Law of the People’s Republic of China (PIPL), Hong Kong’s Personal Data (Privacy) Ordinance, and Singapore’s Personal Data Protection Act of 2012; (b) binding industry standards that the Company or any Company Subsidiary is obligated to comply with under any applicable Law or Contract, including, to the extent applicable to the Company, PCI DSS; (c) binding provisions in any Contracts to which the Company or any Company Subsidiary is a party, and (d) all of the Company or any Company Subsidiary’s written privacy policies and procedures and any written statements or representations made publicly by the Company or any Company Subsidiary.

“Intellectual Property Rights” means all intellectual property rights of every kind and description throughout the world, including all of the following and all statutory or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations in part thereof, and equivalent or similar rights in inventions and discoveries, including invention disclosures (collectively, “Patents”); (ii) all trade secret rights and other rights in know-how and confidential or proprietary information that derives independent economic value, actual or potential, from not being known to other Persons, whether tangible or intangible, including business or technical information, concepts, customer lists, diagrams, formulae, ideas, metadata, methods, network configurations and architectures, processes, protocols, prototypes, schematics, specifications, and techniques (collectively, “Trade Secrets”); (iii) all published and unpublished works of authorship, including audiovisual works, collective works, designs, software, compilations, derivative works, literary works, and sound recordings, copyrights therein and thereto, copyright registrations and applications therefor, including all renewals, extensions, restorations and reversions thereof, and all other rights corresponding thereto (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all mask works, mask work registrations and applications therefor, and all other rights corresponding thereto; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor, accounts with social media companies (e.g., LinkedIn, X, Facebook) and the content, handles and identifiers and designations found thereon and related thereto; (vii) all Trademarks; (viii) all similar, corresponding or equivalent rights to any of the foregoing; and (ix) all remedies, claims and causes of action arising out of any infringement, misappropriation, dilution or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“International Trade Laws” means all applicable U.S. and non-U.S. laws, statutes, rules, regulations, judgments, orders (including executive orders), decrees or restrictive measures relating to economic, financial, or trade sanctions, export control, or anti-boycott measures administered, enacted, or enforced by a relevant Sanctions Authority, as well as applicable customs laws.

“Intervening Event” means any event, change, occurrence or development that is material to the Company and the Company Subsidiaries, taken as a whole, that (i) is unknown and not reasonably foreseeable to the Company Board of Directors as of the date hereof (or if known, the material consequences of which were not known or reasonably foreseeable to the Company Board of Directors as of the date of this Agreement), and (ii) does not involve or relate to (1) an Acquisition Proposal, (2) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices) or in conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (3) any change in the market price or trading volume of the Company Common Stock or the Parent Common Stock, in and of itself or (4) the fact in and of itself that the Company met, exceeded or failed to meet internal or analysts’ expectations, projections, forecasts, guidance, estimates, budgets or results of operations (it being understood that the underlying facts giving rise or contributing to such event may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise expressly prohibited by this definition).

“Knowledge” means, as the case may be, the actual knowledge of Andrew Wilkerson, Jamie Harris and Jeffrey Firestone with respect to the Company, in each case after reasonable inquiry.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, encumbrance, covenant, charge, claim, option, right of first refusal, license, covenant not to sue, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any similar nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law, but excluding restrictions on transfer arising under applicable securities laws.

“NASDAQ” means the NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Parent Common Stock” means common stock, par value $0.10 per share, of Parent.

“Parent Equity Awards” means Parent Options, Parent RSU Awards, and Parent PSU Awards.

“Parent Equity Plans” means, collectively, the Amended and Restated C.H. Robinson Worldwide, Inc. 2013 equity Incentive Plan, as amended and restated from time to time and the Amended and Restated C.H. Robinson Worldwide, Inc. 2022 Equity Incentive Plan, effective May 5, 2022, as amended and restated from time to time.

“Parent ESPP” means C.H. Robinson Worldwide, Inc. Amended and Restated 1997 Employee Stock Purchase Plan, as amended and restated from time to time.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to (x) have a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Parent and Parent’s Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent Parent and the Parent Merger Subs from consummating the Transactions contemplated by this Agreement prior to the Outside Date; provided, however, that, solely in the case of clause (x), no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur:  (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and Parent’s Subsidiaries operate, (c) any changes in general political conditions, (d) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, pandemics or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of the Company, departures of officers or employees, changes in relationships with suppliers or customers or other business relations, in each case only to the extent resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (other than Section 6.2), (j) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent or any Parent Subsidiary in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur), (k) any reduction in the credit rating of Parent or any of Parent’s Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur) and (l) any requirements imposed by any Governmental Entities as a condition to obtaining the Approvals; provided that, with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and Parent’s Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

“Parent Options” means each option to purchase Parent Common Stock that was granted under a Parent Equity Plan.

“Parent PSU Awards” means each award of performance-based restricted stock units covering shares of Parent Common Stock that was granted under a Parent Equity Plan.

“Parent Restricted Share Awards” means each award of restricted shares of Parent Common Stock granted by Parent (whether under a Parent Equity Plan or otherwise).

“Parent RSU Awards” means each award of time-based restricted stock units covering shares of Parent Common Stock that was granted under a Parent Equity Plan.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permitted Liens” means any (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that is being contested in good faith by appropriate proceedings, (ii) Lien which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice, (iii) Lien that is specifically disclosed in the Company SEC Documents or the Parent SEC Documents, as applicable, as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto included in the Company SEC Documents or the Parent SEC Documents, as applicable, as of the date hereof, (iv) Lien which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) Lien which is imposed on the underlying fee or other interest in real property subject to a real property lease, (vi) Lien that arises as a result of a non-exclusive license or other non-exclusive grant of rights in the ordinary course of business consistent with past practice under Intellectual Property Rights, (vii) with respect to real property, any irregularities, zoning and land use covenants and conditions, easements, rights-of-way, non-monetary encumbrances and minor title defects, in each case, that would not, individually or in the aggregate, reasonably be expected to materially impair the operation of the Company’s business or Parent’s business, as applicable, at such real property, as presently conducted, or materially detract from the value of the real property, (viii) except with respect to Intellectual Property, other nonmonetary Liens incurred in the ordinary course of business consistent with past practice, if any, that would not, individually or in the aggregate, reasonably be expected to materially detract from the value of the assets to which they relate, or materially impair the continued use and operation of the assets to which they relate, in the Company’s or Parent’s business, as applicable, as currently conducted or (ix) Liens to be released at or prior to Closing.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that identifies, relates to, describes, is linked to, is reasonably capable of identifying or being associated with or could reasonably be linked to, directly or indirectly, a natural person or household, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status, or that is otherwise defined as “personal data,” “personally identifiable information,” “personal information” or any substantial equivalent of such terms under any applicable privacy Law.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Process”, “Processed” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Data or on sets of Personal Data, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion or modification thereof.

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, by and among the Company and certain Company Subsidiaries party thereto and Wells Fargo Bank, National Association, dated as of December 12, 2023, providing for the sale, factoring or other transfer of accounts receivable of such Company Subsidiaries, together with each other Contract entered into in connection therewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Registered Intellectual Property” means all applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office and United States Copyright Office, or any domain name registrar authorized by ICANN, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications, and domain name registrations and applications.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Sanctioned Jurisdiction” means a country or territory which is, or during the past five years has been, the subject or target of comprehensive U.S. sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Nations Security Council Sanctions List, the European Union’s List of Persons, Groups and Entities Subject to Financial Sanctions, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Sanctions Authority having jurisdiction over the Parties, (ii) located, organized or resident in a Sanctioned Jurisdiction or (iii) owned, fifty percent (50%) or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above.

“Sanctions Authority” means the United States government, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, any Member State of the European Union and the competent national authorities thereof, the United Kingdom, the Office of Financial Sanctions Implementation of His Majesty’s Treasury, the Office of Trade Sanctions Implementation of His Majesty’s Treasury, and any other relevant governmental, intergovernmental or supranational body, agency or authority with jurisdiction over the Parties.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to fifty percent (50%)) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Transactions, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, customs, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, without limitation, any income (whether on or based upon net income, gross income, earnings or profits, or otherwise), franchise, excess, windfall or other profits, inventory, gross receipts, capital gains, net proceeds, property, sales, use, business, net worth, goods and services, capital stock, welfare, license, fuel, natural resources, production, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, occupancy, severance, gift, estate, recording, non-resident or other withholding, ad valorem, turnover, lease, user, stamp, transfer, value-added, occupation, premium, environmental, disability, real property, personal property, registration, alternative or add-on minimum, base erosion minimum, or estimated tax, and any interest, penalty, additions to tax and any additional amounts imposed with respect thereto.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means an amount equal to $175,000,000.

“Trademarks” means all trademarks, service marks, trade names, service names, trade dress, logos, and other identifiers of the source or origin of goods and services, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, and all goodwill associated therewith and all statutory, federal, common law, and rights provided by international treaties or conventions in any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 1.2.       Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement:

401(k) Termination Date	Section 7.7(e)
Agreement	Preamble
Alternative Financing	Section 7.14(c)
Approvals	Section 7.2(a)
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.1(a)(i)
Cancelled Shares	Section 3.1(a)(ii)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.1(a)(i)(B)
Cash Election	Section 3.1(a)(i)(B)
Cash Election Shares	Section 3.1(a)(i)(B)
Certificate	Section 3.1(a)(i)
Change of Recommendation	Section 6.3(a)

Closing	Section 2.2
Closing Date	Section 2.2
Closing Effective Time	Section 2.3(b)
Company	Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Base Indenture	Section 1.1
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Intellectual Property Rights	Section 4.14(c)
Company Leases	Section 4.16(b)
Company Notes	Section 7.15(b)
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Restriction	Section 7.2(c)
Company SEC Documents	Section 4.5(a)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.12(b)
Company Trade Secrets	Section 4.14(e)
Continuing Employees	Section 7.7(a)
Copyrights	Section 1.1
Credit Facility Termination	Section 7.15(a)
Debt Commitment Letter	Section 5.12(a)
Debt Offers	Section 7.15(d)
Definitive Debt Financing Agreements	Section 7.14(a)
DGCL	Section 2.1(a)
DGCL 262	Section 3.1(b)
Dissenting Shares	Section 3.1(b)
DLLCA	Section 2.1(b)
DOJ	Section 7.2(d)
DPA 2018	Section 1.1
Election	Section 3.2(b)(i)
Election Deadline	Section 3.2(b)(iv)
Election Period	Section 3.2(b)(iii)
Enforceability Limitations	Section 4.3(b)
Exchange Agent	Section 3.2(c)
Exchange Fund	Section 3.2(d)
Exchange Ratio	Section 3.1(a)(i)
Excluded Shares	Section 3.1(a)(iv)
Financing	Section 5.12(a)
Financing Entities	Section 1.1
First Certificate of Merger	Section 2.3(a)
First Merger	Section 2.1(a)
Form of Election	Section 3.2(b)(ii)
Form S-4	Section 4.21
Fractional Share Cash Amount	Section 3.1(d)

FTC	Section 7.2(d)
GAAP	Section 4.5(b)
Gibson Dunn	Section 7.17(c)
Goldman Sachs	Section 4.22
Holder	Section 3.2(b)
Indemnified Parties	Section 7.4(a)
Initial Effective Time	Section 2.3(a)
Insurance Policy	Section 4.20(a)
Integrated Transaction	Recitals
Intended Tax Treatment	Recitals
Letter of Transmittal	Section 3.2(e)
Material Contracts	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Supplier	Section 4.19(b)
Material Supplier Agreement	Section 4.19(b)
Maximum Cash Election Consideration	Section 3.1(a)(i)
Maximum Stock Election Consideration	Section 3.1(a)(i)
Merger Consideration	Section 3.1(a)(i)
Merger Sub 1	Preamble
New Plans	Section 7.7(d)
NewCo	Preamble
NewCo Surviving Company	Section 2.1(b)
Non-Election Shares	Section 3.1(a)(i)(A)
OFAC	Section 4.9(e)
Old Plans	Section 7.7(d)
Outside Date	Section 9.1(d)
Owned Real Property	Section 4.16(a)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Merger Subs	Preamble
Parent Preferred Stock	Section 5.2(a)
Parent Restriction	Section 7.2(c)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble
Party	Preamble
Patents	Section 1.1
Paul Weiss	Section 7.17(c)
Payoff Letter	Section 7.15(a)
Per Share Cash Consideration	Section 3.1(a)(i)
Permanent Financing	Section 7.14(b)
Permitted Company Restriction	Section 7.2(c)
Permitted Parent Restriction	Section 7.2(c)
Prohibited Modifications	Section 7.14(b)
Proposed Dissenting Shares	Section 3.1(b)
Proxy Statement/Prospectus	Section 4.4(a)

Receivables Facility Termination	Section 7.15(e)
Recipient	Section 1.1
Relevant Matters	Section 10.9(a)
Restricted Parties	Section 4.9(g)
RXO Surviving Company	Section 2.1(a)
Sarbanes-Oxley Act	Section 4.5(a)
SEC Tax Opinions	Section 7.17(c)
Second Certificate of Merger	Section 2.3(b)
Second Merger	Section 2.1(b)
Security Incidents	Section 4.15(b)
Standard Consideration	Section 3.1(a)(i)(A)
Standard Election	Section 3.1(a)(i)(A)
Standard Election Shares	Section 3.1(a)(i)(A)
Stock Consideration	Section 3.1(a)(i)(C)
Stock Election	Section 3.1(a)(i)(C)
Stock Election Shares	Section 3.1(a)(i)(C)
Third-Party Providers	Section 4.27(b)
Trade Secrets	Section 1.1
Transactions	Section 2.1(b)
Transportation Licenses	Section 4.27(a)
Voting and Support Agreement	Recitals
willful breach	Section 9.2(a)

ARTICLE II

THE TRANSACTIONS

Section 2.1.       The Transactions.

(a)       Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Initial Effective Time, Merger Sub 1 shall be merged with and into the Company (the “First Merger”) and the separate corporate existence of Merger Sub 1 shall cease, and the Company shall be the surviving corporation in the First Merger (“RXO Surviving Company”) and shall become a wholly owned subsidiary of Parent.

(b)      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), at the Closing Effective Time, RXO Surviving Company shall be merged with and into NewCo (the “Second Merger”, and together with the First Merger, the “Transactions”) and the separate corporate existence of RXO Surviving Company shall cease, and NewCo shall be the surviving company in the Second Merger (“NewCo Surviving Company”) and shall become a wholly owned subsidiary of Parent.

Section 2.2.       The Closing.  The closing of the Transactions (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, on the third (3rd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3.       Effective Times.

(a)       Subject to the provisions of this Agreement, as promptly as practicable following the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the First Merger.  The First Certificate of Merger shall provide that the First Merger shall become effective as of the time of such filing or at such other date and time as is agreed to by the Parties and specified in the First Certificate of Merger (such time, the “Initial Effective Time”).

(b)      Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date following the Initial Effective Time, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Second Certificate of Merger”) and shall make all other filings or recordings required under the DGCL and DLLCA in connection with the Second Merger.  The Second Certificate of Merger shall provide that the Second Merger shall become effective at the time of such filing or at such other date and time as is agreed to by the Parties and specified in the Second Certificate of Merger (such time, the “Closing Effective Time”); provided that the Closing Effective Time (as specified in the Second Certificate of Merger) shall be at least one (1) minute after the Initial Effective Time.

Section 2.4.       Effects of the Transactions.

(a)       The First Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, at the Initial Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub 1 shall vest in RXO Surviving Company, and all debts, obligations, restrictions, liabilities and duties of the Company and Merger Sub 1 shall become the debts, obligations, restrictions, liabilities and duties of RXO Surviving Company.

(b)       The Second Merger shall have the effects set forth in the DGCL and the DLLCA, as applicable.  Without limiting the generality of the foregoing, at the Closing Effective Time, all the property, rights, privileges, powers and franchises of the Company, RXO Surviving Company, Merger Sub 1 and NewCo shall vest in NewCo Surviving Company, and all debts, obligations, restrictions, liabilities and duties of the Company, RXO Surviving Company, Merger Sub 1 and NewCo shall become the debts, obligations, restrictions, liabilities and duties of NewCo Surviving Company.

Section 2.5.       Governing Documents; Officers and Directors.

(a)       At the Initial Effective Time, by virtue of the First Merger and without any further action on the part of the Company, Merger Sub 1 or any other Person, the certificate of incorporation of the Company and the bylaws of the Company as in effect immediately prior to the Initial Effective Time shall each be amended to read in its entirety as the certificate of incorporation or the bylaws of Merger Sub 1, as applicable, as in effect immediately prior to the Initial Effective Time (except the name shall remain RXO, Inc. and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation and the bylaws of the RXO Surviving Company, in each case until amended in accordance with applicable Law and as provided in such organizational document.  Each of the Company and Merger Sub 1 shall take all necessary action to cause the directors of Merger Sub 1 immediately prior to the Initial Effective Time to be the initial directors of RXO Surviving Company immediately following the Initial Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of RXO Surviving Company and applicable Law.  Each of the Company and Merger Sub 1 shall take all necessary action to cause the officers of the Company immediately prior to the Initial Effective Time to be the initial officers of RXO Surviving Company immediately following the Initial Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of RXO Surviving Company and applicable Law.

(b)     At the Closing Effective Time, by virtue of the Second Merger and without any further action on the part of the RXO Surviving Company, NewCo or any other Person, the certificate of formation of NewCo and limited liability company agreement of NewCo as in effect immediately prior to the Closing Effective Time shall be the certificate of formation and limited liability company agreement of NewCo Surviving Company, in each case until amended in accordance with applicable Law and as provided in such organizational document.  Each of the Parties shall take all necessary action to cause the managers of NewCo immediately prior to the Closing Effective Time to be the initial managers and officers of NewCo Surviving Company immediately following the Closing Effective Time, until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of formation or limited liability company agreement of NewCo Surviving Company and applicable Law.

Section 2.6.      Additional Actions.  If, at any time after the Initial Effective Time, RXO Surviving Company shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in RXO Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of its predecessor(s) in the Transactions, or (b) otherwise carry out the provisions of this Agreement, the officers of RXO Surviving Company shall be authorized in the name and on behalf of RXO Surviving Company, to execute and deliver all such deeds, assignments or assurances in Law and to take all actions necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in RXO Surviving Company and otherwise to carry out the provisions of this Agreement.

Section 2.7.     Tax Treatment.  It is intended that the Integrated Transaction qualify for its Intended Tax Treatment, and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.       Conversion of Securities in the First Merger.

(a)       At the Initial Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1 or their respective stockholders:

(i)        Conversion of Company Common Stock.  Subject to Section 3.1(d) and Section 3.2(a), and less any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than any Cancelled Shares, Excluded Shares and any Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:

(A)       for each share of Company Common Stock with respect to which an election to receive the Standard Consideration (as herein defined) (a “Standard Election”) has been properly made and not revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Standard Election Shares”) or for which no election has been effectively made (collectively, the “Non-Election Shares”), (x) an amount in cash equal to the Per Share Cash Consideration and (y) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (collectively, the “Standard Consideration”);

(B)       for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Cash Election Shares”), an amount in cash equal to $30.25 (the “Cash Consideration”); and

(C)      for each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a “Stock Election”) has been properly made and not revoked or deemed revoked pursuant to Section 3.2(b) (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to 0.1992 (the “Stock Consideration”).

For purposes of this Agreement, the following terms shall have the following meanings:

“Exchange Ratio”  means 0.0856.

“Maximum Cash Election Consideration” means an amount equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than any Cancelled Shares, Excluded Shares and Dissenting Shares) multiplied by (2) the Per Share Cash Consideration, minus (y) the product of (1) the Per Share Cash Consideration multiplied by (2) the aggregate number of Standard Election Shares and Non-Election Shares.

“Maximum Stock Election Consideration” means a number of shares of Parent Common Stock equal to the difference between (x) the product of (1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time (other than any Cancelled Shares, Excluded Shares and Dissenting Shares) multiplied by (2) the Exchange Ratio, minus (y) the product of (1) the Exchange Ratio multiplied by (2) the aggregate number of Standard Election Shares and Non-Election Shares.

“Merger Consideration” means the Standard Consideration, the Cash Consideration and/or the Stock Consideration described in Section 3.1(a)(i), Section 3.3 and Section 3.4, as applicable.

“Per Share Cash Consideration” means $17.25.

From and after the Initial Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Initial Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration (including the right to receive, pursuant to Section 3.1(d), the Fractional Share Cash Amount and dividends pursuant to Section 3.2(g), if any) upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, together with the amounts, if any, payable pursuant to Section 3.2(g).

(ii)      Cancellation of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time that is owned by Merger Sub 1 or in the treasury of RXO Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)     Treatment of Merger Sub 1 Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub 1 issued and outstanding immediately prior to the Initial Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of RXO Surviving Company.

(iv)        Conversion of Excluded Shares.  Each share of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time that is owned by any wholly owned Company Subsidiary shall automatically be cancelled without any right to receive Merger Consideration (the “Excluded Shares”).

(b)      Shares of Dissenting Stockholders.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Initial Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Initial Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Initial Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be treated as Non-Election Shares for all purposes of this Agreement and shall be deemed to have been converted as of the Initial Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Standard Consideration.  “Proposed Dissenting Shares” means shares of Company Common Stock whose holders provide demands for fair value to the Company prior to the Company Stockholders’ Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with DGCL 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under DGCL 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by DGCL 262, then such Proposed Dissenting Shares shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such holder of Proposed Dissenting Shares shall thereafter otherwise make a timely Election under this Agreement.  If any holder of Proposed Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn, waived or lost such holder’s right to dissent from the adoption of this Agreement after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Initial Effective Time, the right to receive the Standard Consideration and shall be treated as Non-Election Shares.  The Company shall give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity, at Parent’s expense, to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Closing Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c)     Certain Adjustments.  If prior to the Initial Effective Time, Parent or the Company, as the case may be, should split, subdivide, consolidate, combine or otherwise reclassify Parent Common Stock or Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, as applicable, or otherwise change Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of Parent Common Stock or Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of Parent Common Stock or Company Common Stock or the number or fraction of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to proportionately reflect such split, combination, dividend or other distribution or change; provided that nothing in this Section 3.1(c) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)     No Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in connection with the First Merger and no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 3.1(a)(i) (including as allocated pursuant to Section 3.2(a)), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock.  In lieu of fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder and, in the case of a holder of Company Equity Awards, all shares of Parent Common Stock deliverable to such holder pursuant to Section 3.3) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the last reported sale price of Parent Common Stock on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the last complete trading day prior to the date of the Initial Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Initial Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the “Fractional Share Cash Amount”).  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock that would otherwise have been issuable as part of the Merger Consideration.

(e)        Allocation of Basis.  For all purposes of Section 3.1(a)(i) and Section 3.2, and for U.S. federal and applicable state and local income Tax purposes, and in accordance with Treasury Regulations Section 1.358-2(a)(2)(ii), a holder of Company Common Stock shall be treated as having surrendered, in exchange for the Cash Consideration to be paid to such holder pursuant to this Agreement, all or a portion of such holder’s Cash Election Shares the aggregate value of which do not exceed the Cash Consideration to be paid to such holder pursuant to this Agreement.

Section 3.2.       Proration; Exchange of Shares.

(a)       Proration.

(i)            Promptly (and in any event no later than five (5) business days) after the Initial Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Standard Consideration, the Cash Consideration and the Stock Consideration as follows:

(A)       If the aggregate Cash Consideration payable in respect of the aggregate Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Initial Effective Time) exceeds the Maximum Cash Election Consideration, then, subject to Section 3.1(d): (1) all Stock Election Shares shall be converted into the right to receive the Stock Consideration; (2) all Standard Election Shares and Non-Election Shares shall be converted into the right to receive the Standard Consideration; and (3) all Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Cash Election Consideration and the denominator of which is the aggregate Cash Consideration payable in respect of the aggregate Cash Election Shares (prior to the conversion contemplated by this Section 3.2(a)(i)(A)(3)) (with fractions of Cash Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration.  In the circumstances where this Section 3.2(a)(i)(A) is applicable, each record holder of Cash Election Shares shall, to the extent reasonably practical, receive the same proportion of Cash Consideration, and the same proportion of Stock Consideration, with respect to their aggregate Cash Election Shares as each other record holder of Cash Election Shares receives in respect of their aggregate Cash Election Shares pursuant to this Section 3.2(a)(i)(A).

(B)        If the aggregate Stock Consideration payable in respect of the aggregate Stock Election Shares exceeds the Maximum Stock Election Consideration, then, subject to Section 3.1(d): (1) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; (2) all Standard Election Shares and Non-Election Shares shall be converted into the right to receive the Standard Consideration; and (3) all Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Maximum Stock Election Consideration and the denominator of which is the aggregate Stock Consideration payable in respect of the aggregate Stock Election Shares (prior to the conversion contemplated by this Section 3.2(a)(i)(B)(3)) (with fractions of Stock Election Shares to be rounded down to the nearest whole share), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.  In the circumstances where this Section 3.2(a)(i)(B) is applicable, each record holder of Stock Election Shares shall, to the extent reasonably practical, receive the same proportion of Stock Consideration, and the same proportion of Cash Consideration, with respect to their aggregate Stock Election Shares as each other record holder of Stock Election Shares receives in respect of their aggregate Stock Election Shares pursuant to this Section 3.2(a)(i)(B).

(b)      Election Procedures.  Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, Section 3.1(a) and Section 3.2(a) (a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an election in accordance with the following procedures:

(i)        Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(b) (herein called an “Election”) (A) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Standard Election, (B) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (C) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(ii)        Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(iii)       Parent (with the reasonable cooperation of the Company) (A) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the fifth (5th) business day prior to such mailing date, and (B) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline.  The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(iv)      Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and executed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.  As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the Parties shall agree is as near as practicable to two (2) business days preceding the Closing Date.  The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at least three (3) business days prior to the Election Deadline.

(v)       Any Holder may, at any time during the Election Period, change or revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and executed revised Form of Election.  If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company or the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(vi)      Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent.  All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(vii)      Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (B) the method of issuance of shares of Parent Common Stock into which shares of Company Common Stock are converted in the First Merger and (C) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration or the cash portion of the Standard Consideration and cash in lieu of fractional shares of Parent Common Stock.

(c)     Appointment of Exchange Agent.  Prior to the Initial Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(d)       Deposit of Merger Consideration.  At or immediately after the Initial Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration and the aggregate cash portion of the Standard Consideration payable in the First Merger and the Fractional Share Cash Amount (to the extent determinable) as is necessary for the payment to holders of Company Common Stock and shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration and the aggregate number of shares of Parent Common Stock included in the Standard Consideration payable in the First Merger to holders of Company Common Stock (such cash and book-entry shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”); provided that no such deposits shall be required to be made with respect to any Dissenting Shares.  In the event that the cash portion of the Exchange Fund shall be insufficient (other than as a result of payment of the Cash Consideration in accordance with this Agreement) to pay the aggregate amount of all Cash Consideration, the cash portion of the Standard Consideration and Fractional Share Cash Amounts (including as a result of any investment of the Exchange Fund), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is the amount required to make such payment.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Cash Consideration, the cash portion of the Standard Consideration and Fractional Share Cash Amounts out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  The cash included in the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of the Exchange Fund shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $50 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III.  Any interest and other income resulting from such investments shall be paid to Parent.

(e)       Exchange Procedures.  Promptly after the Initial Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration and the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates become entitled in accordance with Section 3.2(g).

(f)      Surrender of Certificates or Book-Entry Shares.  Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, if applicable, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the Exchange Agent, or any similar information from the holder of such Certificates or Book-Entry Shares, such holder shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(g).  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose, to effect an orderly exchange thereof in accordance with normal exchange practices.  Any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(g) shall become payable in accordance with Section 3.2(g).  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock shall be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent and Parent that any applicable stock transfer or other similar Taxes have been paid or are not applicable.  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(k)) or in respect of any Book-Entry Share.  Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Initial Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(g).

(g)      Treatment of Unexchanged Shares.  No dividends or other distributions, if any, with a record date after the Initial Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 3.1(a)(i) until such holder shall surrender such share in accordance with this Section 3.2.  After the surrender in accordance with this Section 3.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 3.1(a)(i), Parent shall cause the holder thereof to be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Initial Effective Time and theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Initial Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.  After the Initial Effective Time, Parent shall cause the Company to pay on the applicable payment date the amount of dividends or other distributions on shares of Company Common Stock that have a record date prior to the Initial Effective Time and a payment date after the Initial Effective Time, such payment to be made to the holders of Company Common Stock on such record date.

(h)       No Further Ownership Rights.  The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Section 3.2(h) in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262).  From and after the Initial Effective Time (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(f) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 3.2(g)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Initial Effective Time.  From and after the Initial Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Initial Effective Time.  If, after the Initial Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(i)      Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 180 days after the Initial Effective Time shall be delivered to Parent, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Section 3.2(i) shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Section 3.2(i) without any interest thereon.

(j)        No Liability.  None of the Parties or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official if required by any applicable abandoned property, escheat or similar Law.  Notwithstanding any other provision of this Agreement to the contrary, any portion of the Merger Consideration or the cash to be paid in accordance with this Section 3.2 that remains undistributed to the holders of Certificates and Book-Entry Shares immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(k)      Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, providing an indemnity in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, RXO Surviving Company or NewCo Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.2(i), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.3.       Treatment of Company Equity Awards.

(a)       At the Closing Effective Time, each Company RSU Award and each Company PSU Award that is outstanding immediately prior to the Closing Effective Time, whether vested or unvested, shall automatically be cancelled, with the holder of such Company RSU Award or Company PSU Award, as applicable, becoming entitled to receive within five (5) business days thereafter, in full satisfaction of the rights of such holder with respect thereto, the Standard Consideration with respect to each share of Company Common Stock subject to such Company RSU Award or Company PSU Award, as applicable, without interest, and subject to applicable Tax withholding; provided that no holder of a Company Equity Award shall be entitled to make an Election with respect to, or to receive the Cash Consideration or the Stock Consideration in respect of, any share of Company Common Stock subject to such Company Equity Award, and no share of Company Common Stock subject to a Company Equity Award shall be taken into account in determining the Maximum Cash Election Consideration or the Maximum Stock Election Consideration, or in effecting the allocation of Merger Consideration pursuant to Section 3.2(a).  For purposes of the immediately preceding sentence, the number of shares of Company Common Stock subject to a Company PSU Award immediately prior to the Closing Effective Time shall be calculated assuming the applicable performance metrics are achieved as follows: (i) with respect to the portion of such Company PSU Award that relates to performance for each of fiscal years 2024 and 2025, at actual level of performance as determined by the Company, (ii) with respect to the portion of such Company PSU Award that relates to performance for fiscal year 2026, at maximum level of performance; and (iii) with respect to the portion of such Company PSU Award that relates to performance for each of fiscal years 2027 and 2028, at 200% of target, unless otherwise specified in Section 3.3(a) of the Company Disclosure Letter.  The applicable Taxes required to be withheld pursuant to this Section 3.3(a) shall reduce the cash and stock portion of the Standard Consideration otherwise payable to the holder of such Company RSU Award or Company PSU Award, as applicable, on a pro rata basis based on the relative value of the cash and stock portion of the Standard Consideration.  Notwithstanding the foregoing, any Company Equity Awards granted after the date hereof shall automatically be converted into Parent RSU Awards in accordance with Section 6.1(b)(vi) of the Company Disclosure Letter.

(b)      Prior to the Closing Effective Time, the Company Board of Directors or the compensation committee thereof, as applicable, shall pass resolutions as are necessary to authorize and approve the treatment of the Company Equity Awards as contemplated by this Section 3.3.

Section 3.4.       Treatment of Warrants.

(a)      Each outstanding and unexercised Company Pre-Funded Warrant as of immediately prior to the Initial Effective Time will, by virtue of this Agreement, and pursuant to the terms of such Company Pre-Funded Warrant, and without any action on the part of any holder of a Company Pre-Funded Warrant, be assumed by Parent in accordance with the terms of such Company Pre-Funded Warrant and that, as of the Closing Effective Time, shall be exercisable for the Standard Consideration with respect to each share of Company Common Stock issuable upon the exercise in full of such Company Pre-Funded Warrant as of immediately prior to the Initial Effective Time (without regard to any limitations on exercise contained therein and as may be adjusted pursuant to the terms of such Company Pre-Funded Warrant).

(b)       Prior to or simultaneously with the consummation of the Transactions, Parent shall assume (i) the obligation to deliver to any holder of a Company Pre-Funded Warrant, such Standard Consideration, upon such holder’s exercise of such Company Pre-Funded Warrant, and (ii) all other obligations under such Company Pre-Funded Warrant.

Section 3.5.      Conversion of Securities in the Second Merger.  At the Closing Effective Time, by virtue of the Second Merger and without any action on the part of NewCo or RXO Surviving Company or their respective stockholders or members:

(a)     each share of capital stock of RXO Surviving Company, par value $0.01 per share, issued and outstanding immediately prior to the Closing Effective Time shall be converted into one limited liability company interest of NewCo Surviving Company; and

(b)      each limited liability company interest of NewCo outstanding immediately prior to the Closing Effective Time shall be automatically cancelled.

Section 3.6.       Withholding.  Each Party, the Exchange Agent and any other Person with a withholding obligation under applicable Law shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law.  To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC on or after January 1, 2026 and publicly available at least two business days prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and the Parent Merger Subs as set forth below.

Section 4.1.       Qualification, Organization, Subsidiaries, etc.

(a)       The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.  The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof.  The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b)      Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.  Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (y) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.  The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X promulgated under the Securities Act), each in effect as of the date hereof.

(c)       All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.  There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of such Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity interests of any Company Subsidiary except, in each case, to another Company Subsidiary.  There are no outstanding obligations of any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of any Company Subsidiary.  Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, and (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person.

Section 4.2.       Capitalization.

(a)      The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of September 30, 2026 (the “Capitalization Date”), (i) (A) 164,961,058 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were held in the Company’s treasury, (C) Company RSU Awards covering 2,094,614 shares of Company Common Stock were outstanding, (D) Company PSU Awards covering 4,170,125 shares of Company Common Stock (assuming maximum performance were outstanding); and (E) Company Pre-Funded Warrants, representing the right to purchase (subject to the terms thereof) an aggregate of 4,577,327 shares of Company Common Stock, were outstanding; (ii) 9,706,117 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plan; and (iii) no shares of Company Preferred Stock were issued or outstanding.  No shares of capital stock of the Company are held by any of the Company Subsidiaries.  All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)     Except as set forth in Section 4.2(a) and other than the shares of Company Common Stock that have become outstanding after the Capitalization Date and prior to the date hereof that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof:  (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock or other equity interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), such shares or equity interests, or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company.  Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company.

(c)       Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(d)      There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company.  There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person.

Section 4.3.       Corporate Authority.

(a)      Assuming the accuracy of Parent’s representations and warranties in Section 5.15, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.15, the execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement at the Company Stockholders’ Meeting (the “Company Stockholder Approval”).  On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, and (iv) resolved to make the Company Board Recommendation.  None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such rescission or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b)      This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and the Parent Merger Subs, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4.       Governmental Consents; No Violation.

(a)     Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the filing of the Form S-4 and the proxy statement/prospectus in definitive form to be filed with the SEC in connection with seeking Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement/Prospectus”) and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws or of FDI Laws and (vi) any applicable requirements of NASDAQ and the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.

(b)      The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them is a party or by or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the Transactions prior to the Outside Date.

Section 4.5.       SEC Reports and Financial Statements.

(a)      Since January 1, 2023, the Company has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”).  As of their respective filing dates, the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since January 1, 2023, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein).  No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b)    The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act.  Neither the Company nor any of its executive officers has received since January 1, 2023 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)     Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(b) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6.      Internal Controls and Procedures.  The Company has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2023, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since January 1, 2023, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7.      No Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2025 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since December 31, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8.       Absence of Certain Changes or Events.

(a)     From December 31, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From December 31, 2025 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under clauses (i), (ii), (vii), (viii), (ix), (x), (xiv), (xv), (xix), (xxi), (xxiv) or, solely to the extent relating to any of the foregoing clauses, (xxvi) of Section 6.1(a).

Section 4.9.       Compliance with Law; Permits.

(a)      The Company and each Company Subsidiary are and have been since January 1, 2023 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)   The Company and the Company Subsidiaries are and have been since January 1, 2023 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c)      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the Company nor any Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given any payment or thing of value to any Government Official for the purpose of influencing any act or decision of such Government Official to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d)       Since January 1, 2023, neither the Company nor any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws, except, with respect to any such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has established and maintains a compliance program and reasonable internal controls and procedures intended to comply with the requirements of applicable Anti-Corruption Laws.

(e)      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business.  Since January 1, 2023, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f)       Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since January 1, 2023 and (iii) to the Knowledge of the Company, except pursuant to valid licenses, license exceptions, or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national for whom a license is required whether in the United States or abroad.

(g)      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary:  (x) is, or is owned or controlled by, a Person or entity that is the target of sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entity List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 1, 2023, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has, since January 1, 2023, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since January 1, 2023, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)       The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10.     Employee Benefit Plans.

(a)       Section 4.10(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a written description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to such plans and any related trust agreement, insurance Contracts or other funding vehicle documents, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity received in the three (3) year period prior to the date of this Agreement and (v) the most recent IRS determination or opinion letter.

(b)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company Benefit Plans and any trust related thereto has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, (ii) all contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards and (iii) as of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, governmental investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c)      No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that could cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability.  Within the last six years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code and the Company and its ERISA Affiliates have not had any direct or contingent liability with respect to any plan subject to Title IV of ERISA.  None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(d)     Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any  “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

(e)       Except as set forth on Section 4.10(e) of the Company Disclosure Letter, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f)       Each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received or is the subject of a favorable determination letter or opinion letter as to its qualification or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan.

(g)      Except as set forth on Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Foreign Benefit Plan (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meets all requirements for such treatment and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)        No Foreign Benefit Plan is a defined benefit pension plan.

(j)       Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(k)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

Section 4.11.     Labor Matters.

(a)      Neither the Company nor any Company Subsidiary is a party to, or bound by, any Collective Bargaining Agreement or other Contract with a labor or trade union, works council, employee representative body or labor organization.  Except as has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any Company Subsidiary is (or has during the past three years been) subject to any labor dispute, strike or work stoppage, and (ii) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b)      The Company and each Company Subsidiary are and have been since January 1, 2023 in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Since January 1, 2023, the Company and each Company Subsidiary have not received, been involved in or been subject to any Proceedings or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or discrimination committed by any director or officer of the Company or any Company Subsidiary.

(d)    Since January 1, 2023, all individual consultants, individual independent contractors, owner-operators and delivery workers engaged directly by the Company or any Company Subsidiary are and have been properly treated as independent contractors of the Company and the Company Subsidiaries, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  Except as set forth in Section 4.11(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is or has been the employer or joint employer of any individual engaged by a third-party carrier, delivery service provider or other contractor in connection with services provided to the Company or any Company Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  The Company and the Company Subsidiaries have complied in all material respects with their payment, Tax withholding, reporting and benefit obligations under applicable Law with respect to such individuals.

Section 4.12.    Tax Matters.  In each case of clauses (a) through (l) of this Section 4.12, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)      The Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them, and all such Tax Returns are true, correct and complete in all respects.

(b)      The Company and the Company Subsidiaries have timely paid (after giving effect to any valid extensions of time in which to make such payment) in full to the appropriate Governmental Entity or properly accrued in accordance with GAAP all Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect adequate reserves in accordance with GAAP for all Taxes of the Company or any Company Subsidiary as of the date thereof.

(c)      The Company and the Company Subsidiaries (i) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (ii) have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d)     There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any Taxes or Tax matters (including Tax Returns) of the Company or any Company Subsidiary or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary that has not been fully satisfied by payment, other than any such deficiency that is being contested in good faith through appropriate proceedings and for which adequate reserves have been reflected on financial statements of the Company and the Company Subsidiaries in accordance with GAAP.

(e)     Neither the Company nor any Company Subsidiary has waived or extended (except in either case in connection with any ongoing Tax claim, litigation, audit, examination, investigation or other proceeding) any statute of limitations with respect to the collection or assessment of any Taxes, which waiver or extension has not since expired.

(f)     Within the last two years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g)     None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries), or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h)     There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)     Within the last six years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed income or franchise Tax Returns that the Company or any Company Subsidiary is or may be subject to income or franchise Tax by, or required to file income or franchise Tax Returns with respect to Taxes in, such jurisdiction.

(j)     Neither the Company nor any Company Subsidiary is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes.

(k)   Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l)     Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede the Integrated Transaction from qualifying for the Intended Tax Treatment.

Section 4.13.    Litigation; Orders.  As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary, including, but not limited to, any of their respective properties, rights, assets or independent contractor classifications by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14.     Intellectual Property; Artificial Intelligence.

(a)     Section 4.14(a) of the Company Disclosure Letter sets forth a true and correct, as of the date hereof, list of all Company Registered Intellectual Property and lists for each such item of Company Registered Intellectual Property: (i) the application or registration number, title, owners or registrants, and the jurisdiction of filing or application; and (ii) the status of such item.  Except as has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all necessary documents and certificates due for filing in connection with any Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  Each item of Company Registered Intellectual Property is valid, subsisting and, to the Company’s Knowledge, enforceable.

(b)     No Proceeding to which the Company or one of the Company Subsidiaries is a party (other than office actions in connection with the application for, or prosecution of, any Company Registered Intellectual Property) is pending or threatened in writing or, to the Company’s Knowledge, orally, by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any material Company Owned Intellectual Property Rights.  No Proceedings are pending or threatened in writing or, to the Company’s Knowledge, orally against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any Person, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company or one of the Company Subsidiaries exclusively owns all right, title and interest in and to all Company Owned Intellectual Property Rights free and clear of all Liens, other than Permitted Liens.  The Company and the Company Subsidiaries have valid rights pursuant to enforceable, written license agreements to use all other Intellectual Property Rights that are used in or otherwise necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted (such Intellectual Property Rights together with the Company Owned Intellectual Property Rights, the “Company Intellectual Property Rights”), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  All of the material Company Intellectual Property Rights are, and immediately following the Closing will be, fully transferable, alienable and licensable by NewCo Surviving Company without restriction and without material payment of any kind to any third Person, to the same extent as immediately prior to the Closing.  All of the Company Intellectual Property Rights will be available for use by NewCo Surviving Company and Parent immediately following the Closing on substantially similar terms and conditions to those under which the Company and the Company Subsidiaries owned or used the Company Intellectual Property Rights immediately prior to the Closing, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole.  Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights in, any Company Owned Intellectual Property Rights material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary is in actual possession of, and has exclusive control over, the source code for all software included in the Company Owned Intellectual Property Rights and has not disclosed, delivered or licensed to any Person, or obligated itself to disclose, deliver or license to any Person (including any escrow agent), any source code to such software, except for employees or independent contractors or other service providers providing services with respect thereto and under written obligations to maintain the confidentiality thereof, and to the Knowledge of the Company, no event has occurred that will result in the disclosure or delivery to any Person of any such source code to software.  To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access by a third-party to any source code of the material software.

(e)     In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor who develops or creates for the Company or any Company Subsidiary any Intellectual Property Rights, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid present-tense assignment, exclusive ownership of all such Intellectual Property Rights, except where the absence of that assignment or transfer would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  The Company and each Company Subsidiary have taken commercially reasonable actions to maintain (and continue to maintain), as confidential, and to reasonably protect, all Trade Secrets included in the Company Owned Intellectual Property Rights (the “Company Trade Secrets”), including entering into appropriate confidentiality or non-disclosure agreements with all Persons with access to the Company Trade Secrets, except (i) where the Company or a Company Subsidiary has made a reasonable business decision to no longer maintain a particular item of information as a Trade Secret, or (ii) as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  To the Company’s Knowledge, there has been no unauthorized disclosure or use of, or access to, any Company Trade Secrets, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(f)     Since January 1, 2023, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have complied with all applicable AI Requirements.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have all rights, authority, consents and authorizations, and have provided all notices and disclosures, in each case necessary to collect and use all data, content and materials (including Personal Data) used or contemplated to be used to inform, prompt, train, validate, test, improve, fine-tune, develop or deploy Artificial Intelligence in the conduct of the Company’s and the Company Subsidiaries’ businesses as currently conducted and as currently contemplated to be conducted.

(g)     The Company maintains and implements commercially reasonable written policies and procedures for the use, development, training, testing, deployment, monitoring and maintenance of Artificial Intelligence by the Company’s and the Company Subsidiaries’ employees, consultants and contractors, including policies that are reasonably designed to ensure the security, safety, reliability, robustness, accuracy and, where applicable, fairness of Artificial Intelligence developed by the Company or the Company Subsidiaries.

(h)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, no Person has  (i) made any written or, to the Company’s Knowledge, oral claim against the Company or any Company Subsidiary or (ii) commenced or threatened in writing, or, to the Company’s Knowledge, orally, any Proceeding against the Company or any Company Subsidiary, in each case, with respect to (A) any alleged violation of any AI Requirements by the Company, any Company Subsidiary or any third party acting on behalf of the Company or any Company Subsidiary or (B) any of the Company’s or any Company Subsidiary’s practices with respect to Artificial Intelligence, including any use, development, training, testing, deployment, monitoring or maintenance of Artificial Intelligence.

(i)      Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has used or is currently using, including through the Company’s or any of the Company Subsidiaries’ use of products or services licensed from or otherwise provided by a third-party vendor, any Artificial Intelligence (i) for any high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person or (ii) to develop any Intellectual Property Rights intended to be owned by the Company or any of the Company Subsidiaries in a manner that would adversely affect the Company’s or any of the Company Subsidiaries’ ownership thereof or rights therein.

Section 4.15.     Privacy and Data Protection; Information Technology.

(a)     Since January 1, 2023, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each Company Subsidiary and, to the Company’s Knowledge, any third parties that Process Personal Data on the Company’s or a Company Subsidiary’s behalf, have complied with all, and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company or any Company Subsidiary being in breach or violation of any applicable Information Privacy and Security Requirements.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have provided all notices and disclosures and obtained all consents, in each case as legally required to collect, receive, access, use, disclose and otherwise Process Personal Data in their possession or under their control in connection with the operation of their business as presently conducted and as presently contemplated to be conducted.

(b)     Since January 1, 2023, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole there has been no (i) data security breach of, unauthorized access to, or malicious disruption of any Personal Data or any Company IT Systems, or (ii) incidents involving the unlawful, accidental or unauthorized access to or acquisition, use, disclosure, exfiltration, theft, loss, alteration, modification, corruption, or destruction of any Personal Data that is or was owned, used, hosted, maintained, controlled or Processed by, or to the Company’s Knowledge, on behalf of, the Company or the Company Subsidiaries (clauses (i) and (ii) together, “Security Incidents”).  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has notified or been required by applicable Information Privacy and Security Requirements to notify any individuals, Governmental Entities or other Persons of any Security Incidents.  To the Company’s Knowledge, since January 1, 2023, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company’s or any Company Subsidiary’s vendors, suppliers, distributors and subcontractors, have (i) suffered any security breach that resulted in any unlawful, accidental or unauthorized access to or acquisition, use, disclosure, exfiltration, theft, loss, alteration, modification, corruption, or destruction of any Personal Data that such vendor, supplier, distributor or subcontractor Processes or Processed on behalf of the Company or any Company Subsidiary, (ii) breached any obligations relating to Personal Data in Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Requirements.

(c)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company maintains and implements (i) a reasonable information security program covering the Company and each Company Subsidiary designed to identify, address and manage internal and external risks to the security of all confidential information, including Personal Data that is Processed by or on behalf of the Company or any of the Company Subsidiaries, (ii) reasonable steps designed to maintain the continued, uninterrupted and error-free operation of the Company IT Systems in their control, (iii) reasonable organizational, administrative, technical and physical safeguards designed to protect the confidentiality, integrity, availability and security of all confidential information, including Personal Data that is Processed by or on behalf of the Company or any of the Company Subsidiaries and to prevent any Security Incidents and (iv) notification procedures in compliance in all material respects with all applicable Information Privacy and Security Requirements that require notification to any Person in the case of any Security Incident.  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company has routinely performed a security risk assessment covering the Company and each Company Subsidiary, and timely remediates all critical or high-severity threats, deficiencies, weaknesses or vulnerabilities identified in those security risk assessments, and there are no outstanding threats, deficiencies, weaknesses or vulnerabilities.

(d)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, no Person has (i) made any written or, to the Company’s Knowledge, oral claim against the Company or any Company Subsidiary or (ii) commenced or threatened in writing (or, to the Company’s Knowledge, orally) any Proceeding against the Company or any Company Subsidiary, in each case, with respect to (A) any alleged violation of any Information Privacy and Security Requirements by the Company, any Company Subsidiary or any third party in connection with such third party’s collection, maintenance, storage, use, disclosure, transfer, disposal or other Processing of Personal Data on behalf of the Company or any Company Subsidiary, or (B) any of the Company’s or any Company Subsidiary’s privacy or data security practices with respect to Personal Data, including any Security Incident.

(e)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in place disaster recovery plans and procedures designed to satisfy applicable Law, and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers, distributors and subcontractors of the Company and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries are and have since January 1, 2023 been in compliance therewith.

(f)     Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary, as the case may be, owns or has rights to access and use all Company IT Systems.  The Company IT Systems are adequate for their intended use and for the operation of the business of the Company and the Company Subsidiaries as currently operated by the Company and the Company Subsidiaries, and are in good working condition (normal wear and tear excepted), and are free of all disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, errors, problems, faults, security vulnerabilities or other software routines of a nature that would materially disrupt or have a material adverse impact on the operation of the Company IT Systems, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  There has not been any malfunction or vulnerability with respect to any of the Company IT Systems since January 1, 2023 that has not been remedied or replaced in all material respects, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

Section 4.16.     Real Property; Assets.

(a)      Section 4.16(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all real property owned by the Company or any Company Subsidiary (“Owned Real Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns good and valid title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens.  To the Company’s Knowledge, there is no pending or threatened condemnation proceeding with respect to any of the Owned Real Property.

(b)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) (“Company Leases”) is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease, and (ii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens.

(c)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 4.17.     Material Contracts.

(a)      Except for this Agreement, Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, other than any Company Benefit Plans and any nondisclosure or confidentiality agreements entered into in the ordinary course of business consistent with past practice which do not contain any other restrictive covenants binding on the Company other than customary non-solicitation and use restrictions (all Contracts of the type described in this Section 4.17(a), whether or not set forth on Section 4.17(a) of the Company Disclosure Letter, being referred to herein as “Material Contracts”):

(i)       each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Closing Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Closing Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii)        any material joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii)      each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(iv)      each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase goods, products or services) after the date hereof with consideration of more than $1,000,000;

(v)         any settlement or similar Contract with a Governmental Entity, other than those relating to Taxes;

(vi)      except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, any settlement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Closing Effective Time);

(vii)    each Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $10,000,000 in the fiscal year ended December 31, 2025, or is obligated to pay or entitled to receive payments in excess of $10,000,000 in the twelve (12)-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) Contracts with customers, suppliers, vendors, system vendors, distributors, cloud providers, global service providers, global systems integrators, managed service providers or global technology partners of the Company or any of its Subsidiaries, (C) Company Leases, and (D) Contracts otherwise described in any other subsection of this Section 4.17(a);

(viii)     each Contract (excluding any work orders, purchase orders or statements of work) that is (1) a Material Customer Agreement, or (2) a Material Supplier Agreement;

(ix)      except where the exercise of any such right or imposition of such limitation has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its Company Products in, to or under Company Owned Intellectual Property Rights, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Closing Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(x)        each Contract that contains any exclusivity rights or “most favored nations” provisions, in each case, that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Closing Effective Time);

(xi)       each Contract not otherwise described in any other subsection of this Section 4.17(a) evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $10,000,000, or providing for the sale, factoring, securitization or other financing of accounts receivable of the Company or any Company Subsidiary (including the Receivables Purchase Agreement), other than Contracts solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(xii)      each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner or family member;

(xiii)    each Company Lease involving annual lease payments in excess of $1,500,000 or aggregate lease payments over the remaining life of the lease in excess of $5,000,000; and

(xiv)     any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K of the SEC).

(b)      True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof.  Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations and any expiration thereof in accordance with its terms existing as of the date hereof.

(c)      Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, (i) none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any written request to show cause, (iii) none of the Company or any Company Subsidiary has been declared nonresponsible or ineligible, or otherwise excluded from participation in the award of any Contract with a Governmental Entity (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors or officers, nor to the Company’s Knowledge, any other employee is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any contract with any Governmental Entity, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any contract with any Governmental Entity, including any material irregularity, misstatement or omission arising thereunder or relating thereto alleged in writing, and, to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit, and (vi) neither the Company nor any Company Subsidiary has made any (A) voluntary disclosure to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a contract with a Governmental Entity or (B) mandatory disclosure, pursuant to Federal Acquisition Regulation 52.203-13 or similar Governmental Entity mandatory reporting requirements, to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 4.18.     Environmental Matters.

(a)      The Company and the Company Subsidiaries hold, and are in compliance with, all material Environmental Permits and have made all filings and prepared all plans and reports applicable to the business of the Company required under Environmental Laws, except for matters that have been resolved or where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)     The Company and the Company Subsidiaries are in compliance with applicable Environmental Laws as of the date hereof, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(c)     Neither the Company nor the Company Subsidiaries have received written notice from any Governmental Entity that the Company or any Company Subsidiary is subject to any currently pending Proceeding (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or the Company Subsidiaries or (ii) arising out of the ownership, use, control or operation by the Company of any facility, site, area, vehicle or property from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)     There has been no Release of any Hazardous Substance for which the Company or any Company Subsidiary would be responsible under Environmental Laws or contract, except where such Release would not, individually or in the aggregate, reasonably be expected to result in a liability under Environmental Laws that would be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.19.     Customers; Suppliers.

(a)     Section 4.19(a) of the Company Disclosure Letter sets forth a list of the customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary pursuant to which the Company or any Company Subsidiary received revenue for the fiscal year ended December 31, 2025 in excess of $75,000,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”).  As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or any Company Subsidiary or that such Material Customer intends to terminate or not renew existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)     Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $5,000,000 during the fiscal year ended December 31, 2025 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”).  As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or any Company Subsidiary or that such Material Supplier intends to terminate existing Contracts with the Company or the Company Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.20.     Insurance.

(a)      Section 4.20(a) of the Company Disclosure Letter sets forth a correct and complete list of each material insurance policy carried by the Company and the Company Subsidiaries (including the name of insurer, covered entity, type of policy and policy number) (each, an “Insurance Policy”).  All Insurance Policies are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and all premiums due thereunder have been paid.  Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any Insurance Policy (other than in connection with normal renewals of any such policy) where such cancellation or termination has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      Section 4.20(b) of the Company Disclosure Letter sets forth a correct and complete list of each captive insurance company owned or controlled by the Company or any Company Subsidiary, its domicile, licenses, material lines of coverage and all material self-insurance, fronting, reinsurance, collateral and other risk-retention arrangements of the Company and the Company Subsidiaries, including material deductibles, retentions, limits and exclusions.  Each such captive (i) is duly organized, validly existing and in good standing, (ii) possesses all material licenses and authorizations required for its business and (iii) is in compliance in all material respects with applicable insurance Laws, including applicable statutory capital, surplus, solvency, reporting and collateral requirements.  No such captive is subject to any pending or, to the Company’s Knowledge, threatened material regulatory enforcement Proceeding or any order imposing material restrictions on its operations or distributions.  There is no material unresolved regulatory correspondence concerning such captives.

(c)      Since January 1, 2023, the Company and the Company Subsidiaries have timely given all notices of material claims and circumstances required to preserve coverage under the Insurance Policies listed on Section 4.20(a) of the Company Disclosure Letter and have otherwise complied in all material respects with the applicable conditions to such coverage.

Section 4.21.    Information Supplied.  The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in connection with the First Merger (as amended or supplemented from time to time, the “Form S-4”) will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement/Prospectus (or any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Proxy Statement/Prospectus (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based upon information supplied by or on behalf of Parent or the Parent Merger Subs.

Section 4.22.   Opinion of Financial Advisor.  The Company Board of Directors has received an opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”) to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth in such opinion, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of shares of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.  A copy of such opinion will be promptly delivered to Parent after execution of this Agreement solely for informational purposes and on a non-reliance basis.

Section 4.23.   State Takeover Statutes; Anti-Takeover Laws.  Assuming the accuracy of Parent’s representations and warranties in the second sentence of Section 5.15, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions, Section 203 of the DGCL and any similar provisions in the Company Governing Documents and any other Takeover Statute.  The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24.   Related Party Transactions.  Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business consistent with past practice, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and (a) any affiliate (including any officer or director) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, or (b) any beneficial owner, directly or indirectly, of five percent (5%) or more of the shares of Company Common Stock, on the other hand.

Section 4.25.   Finders and Brokers.  Other than Goldman Sachs, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Transactions.  A true and complete copy of the engagement letter with Goldman Sachs has been made available to Parent prior to the date hereof.

Section 4.26.    International Trade Laws.

(a)       The Company and the Company Subsidiaries have been since January 1, 2023 and continue to be in compliance in all material respects with International Trade Laws, and have not taken any action that in any material respect violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws.  Neither the Company nor any of the Company Subsidiaries, nor any of their respective directors, executives, or employees, or, to the Company’s Knowledge, any representative or agent acting on behalf of the Company or the Company Subsidiaries, currently or since January 1, 2023: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.

(b)      Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have not received and, after due care and inquiry, are not aware of any current, or, to the Company’s Knowledge, threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a government regulator or agency, or a private party, alleging any violation of International Trade Laws, nor has the Company or any Company Subsidiary, nor any of their employees or Representatives, been convicted of violating any International Trade Laws.

(c)      The Company and the Company Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect and deter violations of applicable International Trade Laws.

Section 4.27.     Transportation Matters.

(a)     The Company and each Company Subsidiary possess, and since January 1, 2023 have possessed, all material authorities, licenses, registrations, permits, bonds and financial security required for their respective activities, including freight brokerage, freight forwarding, motor carriage, last-mile delivery, warehousing and customs brokerage, in each case to the extent conducted by the Company and the Company Subsidiaries (collectively, the “Transportation Licenses”), including any Transportation Licenses required by the U.S. Department of Transportation, the Federal Motor Carrier Safety Administration, the Pipeline and Hazardous Materials Safety Administration, U.S. Customs and Border Protection, the Transportation Security Administration, the Federal Maritime Commission and any other applicable Governmental Entity.  All Transportation Licenses are in full force and effect and all material required filings, renewals and payments related to any Transportation License have been timely made by the Company and the Company Subsidiaries, as applicable.  Neither the Company nor any Company Subsidiary has received any written notice of cancellation, suspension, revocation or material limitation of any Transportation License and no Proceeding seeking the cancellation, suspension, revocation or material limitation of any Transportation License is pending or, to the Company’s Knowledge, threatened.

(b)      Since January 1, 2023, the Company and the Company Subsidiaries have maintained and complied in all material respects with written policies and procedures reasonably designed (x) to verify the identity, operating authority and required insurance of motor carriers, owner-operators, delivery service providers and other transportation service providers engaged by the Company or any Company Subsidiary (“Third-Party Providers”) and (y) to evaluate and monitor such Third-Party Providers’ safety and eligibility in accordance with applicable Law.

(c)     Since January 1, 2023, the Company and the Company Subsidiaries have complied in all material respects with applicable Laws concerning (i) customs brokerage, customs records and customer authorizations, (ii) air-cargo security and indirect air carrier operations, (iii) ocean transportation intermediaries, non-vessel-operating common carriers and ocean freight forwarders, including licensing, bonding, tariff and recordkeeping requirements, (iv) warehouse operations and custody of customer goods and (v) the classification, packaging, marking, labeling, documentation, tendering, handling, transportation, storage, training, security and incident reporting required in connection with hazardous materials and dangerous goods.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PARENT MERGER SUBS

Except as disclosed in (x) any Parent SEC Documents filed or furnished by Parent with the SEC on or after January 1, 2026 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and the Parent Merger Subs represent and warrant to the Company as set forth below.

Section 5.1.       Qualification, Organization, etc.  Each of Parent, Merger Sub 1 and NewCo is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of Parent, Merger Sub 1 and NewCo is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing has not had and would not reasonably be expected to have, individually or in the aggregate (1) a Parent Material Adverse Effect and (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date.  Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”).  The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2.       Capitalization; Parent Merger Subs.

(a)      As of the date of this Agreement, the authorized capital stock of Parent consists of 480,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.10 per share (“Parent Preferred Stock”).  As of the Capitalization Date (i) (A) 178,734,446 shares of Parent Common Stock were issued and outstanding, (B) 63,270,114 shares of Parent Common Stock were held in Parent’s treasury, (C) no shares of Parent Preferred Stock were issued or outstanding, (D) Parent Options covering 1,052,978 shares of Parent Common Stock were outstanding, with a weighted average exercise price per share of $78.93, (E) Parent Restricted Share Awards covering 474,334 shares of Parent Common Stock were outstanding, (F) Parent RSU Awards covering 1,616,992 shares of Parent Common Stock were outstanding, and (G) Parent PSU Awards covering 914,121 and 1,708,922 shares of Parent Common Stock (assuming for this purpose that all applicable performance goals are achieved at the target and maximum level, respectively) were outstanding, (ii) 7,347,199 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans and (iii) 4,874,023 shares of Parent Common Stock were reserved for issuance pursuant to the Parent ESPP.  All the outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock that may be issued pursuant to the Parent Equity Awards, as amended from time to time, will be, if issued in accordance with the respective terms thereof (to the extent permitted by this Agreement), duly authorized, validly issued, and, along with the shares of Parent Common Stock issuable pursuant to this Agreement, fully paid and nonassessable and free of preemptive rights.

(b)      As of the date of this Agreement, except as set forth in Section 5.2(a) and other than (1) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent Equity Awards or (2) the grant or issuance of Parent Equity Awards since the Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent is a party or is otherwise bound obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to, or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests) such shares, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment with respect to any shares of capital stock of Parent or securities convertible into, exchangeable for or exercisable for, or that correspond to, or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests) such shares, or (C) redeem or otherwise acquire any shares of capital stock of Parent.  As of the date of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of Parent.  As of the date of this Agreement, there are no outstanding obligations of Parent (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, or (4) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock of Parent.

(c)       All of the issued and outstanding capital stock or interests of each of Merger Sub 1 and NewCo is directly owned by Parent or a direct, wholly-owned Subsidiary of Parent.  Neither Merger Sub 1 nor NewCo has any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Parent may acquire any equity security or interests of Merger Sub 1 or NewCo.

Section 5.3.       Corporate Authority.

(a)     Parent, Merger Sub 1 and NewCo have all requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent, Merger Sub 1 and NewCo and no other corporate or company proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent, Merger Sub 1 or NewCo are necessary to authorize the consummation of, and to consummate, the Transactions, subject to (i) adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub 1 with respect to the First Merger and (ii) approval of this Agreement by Parent as the sole member of NewCo with respect to the Second Merger.

(b)     This Agreement has been duly and validly executed and delivered by Parent, Merger Sub 1 and NewCo and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, Merger Sub 1 and NewCo, enforceable against Parent, Merger Sub 1 and NewCo in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4.       Governmental Consents; No Violation.

(a)     Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC and any amendments or supplements thereto, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws or of FDI Laws and (vi) any applicable requirements of NASDAQ and the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and the Parent Merger Subs of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date.

(b)      The execution and delivery by Parent and the Parent Merger Subs of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent or the Parent Merger Subs to consummate the Transactions prior to the Outside Date.

Section 5.5.       SEC Reports and Financial Statements.

(a)       Since January 1, 2023, Parent has timely filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”).  As of their respective filing dates, the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since January 1, 2023, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b)     The condensed consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c)       Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act.  Neither Parent nor any of its executive officers has received since January 1, 2023 written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d)      Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(b) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 5.6.      Internal Controls and Procedures.  Parent has established and maintains, and at all times since January 1, 2023 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2023, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the board of directors of Parent (the material circumstances of which (if any) have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  Since January 1, 2023, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the impropriety of any accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7.      No Undisclosed Liabilities.  Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s condensed consolidated balance sheet (or the notes thereto) as of December 31, 2025 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since December 31, 2025 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8.      Absence of Certain Changes or Events.  From December 31, 2025 through the date hereof, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9.       Compliance with Law.  Parent and each Parent Subsidiary are and have been since January 1, 2023 in compliance with and not in default under or in violation of any Laws applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10.    Litigation; Orders.  As of the date hereof, there are no Proceedings pending or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.     Information Supplied.  The information relating to Parent and the Parent Merger Subs to be contained in, or incorporated by reference in, (a) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement/Prospectus (or any amendment or supplement thereto) will not, on the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time the Proxy Statement/Prospectus (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent, Merger Sub 1 or NewCo with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based upon information supplied by or on behalf of the Company.

Section 5.12.     Financing.

(a)       Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof, among Parent and the financial institutions party thereto including all exhibits, schedules and annexes to such letter in effect as of the execution and delivery of this Agreement and (ii) the executed fee letters related thereto (together, the “Debt Commitment Letter,” and, subject to the last sentence of Section 7.13(c), the provision of funds as set forth therein, the “Financing”) (it being understood that such fee letters have been redacted to remove fees, the rates and amounts in the “market flex”, if any, securities demand provisions, if any, and other economic terms that would not adversely affect the amount, conditionality, availability or termination of the Financing).  As of the execution and delivery of this Agreement, other than the Debt Commitment Letter, there are no side letters or other written agreements, contracts or arrangements that impose conditions or other contingencies related to the funding of the full amount of the Financing.  As of the execution and delivery of this Agreement, there are no conditions or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Debt Commitment Letter.  The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement.  As of the execution and delivery of this Agreement, the Debt Commitment Letter represents (A) a valid, binding and enforceable obligation of Parent and (B) to the knowledge of Parent, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), except as may be limited by the Enforceability Limitations.  As of the execution and delivery of this Agreement, (i) the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms waived and (ii) no commitment under the Debt Commitment Letter has been withdrawn, terminated or rescinded in any respect.  Parent or the Parent Subsidiaries have fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter on or prior to the execution and delivery of this Agreement, and will fully pay (or cause to be paid) any such amounts due on or before the Closing Effective Time.  As of the execution and delivery of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party to the Debt Commitment Letter.  Assuming satisfaction of the conditions set forth in Article VIII, Parent has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied, nor does Parent have knowledge, as of the execution and delivery of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Commitment Letter.

(b)       Assuming the accuracy of the representations and warranties set forth in Article IV and the Company’s compliance with its obligations in this Agreement, the proceeds of the Financing, if funded, together with any available cash of Parent and the Parent Subsidiaries, shall constitute sufficient funds for Parent and the Parent Merger Subs to (i) make all cash payments contemplated to be made by them under this Agreement in connection with the Transactions (including the repayment or prepayment of the obligations under the Company Credit Agreement in an amount up to the obligations (other than obligations which, by the terms of the Company Credit Agreement (and any related loan documents), survive termination thereof) outstanding thereunder as of the date hereof plus any additional amounts permitted to be incurred thereunder after the date hereof in accordance with the terms of this Agreement), and (ii) pay all related fees and expenses required to be paid by them on the Closing Date.

Section 5.13.    Solvency.  Assuming the accuracy of the representations and warranties of the Company in Article IV, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the payment of all of the Merger Consideration, the repayment of any Indebtedness, and all other amounts, fees and expenses required to be paid in connection therewith), (a) the fair saleable value (determined on a going-concern basis) of the assets of Parent and the Parent Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) Parent and the Parent Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due and (c) Parent and the Parent Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 5.14.    Finders and Brokers.  Neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission from the Company or any of the Company Subsidiaries in connection with this Agreement or upon consummation of the Transactions based on arrangements made by Parent or a Parent Subsidiary.

Section 5.15.    Stock Ownership.  Assuming the accuracy of the Company’s representations and warranties set forth in Section 4.23, Parent is not, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three years through the date hereof, neither Parent nor any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.16.    No Merger Sub Activity.  Since its date of formation, neither Merger Sub 1 nor NewCo has engaged in any activities other than in connection with this Agreement and the Transactions.

Section 5.17.    Certain Tax Matters.  Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede the Integrated Transaction from qualifying for the Intended Tax Treatment.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
PENDING THE TRANSACTIONS

Section 6.1.     Conduct of Business by the Company Pending the Closing; Notification of Certain Matters.

(a)     The Company agrees that between the date hereof and the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1(a) of the Company Disclosure Letter, as may be expressly required or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such officers and other key employees is for cause) and (iii) preserve its and their present relationships with customers, suppliers, vendors, distributors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i)        amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii)       authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except for dividends and distributions paid or made by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary in the ordinary course of business consistent with past practice;

(iii)      enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any of its capital stock or other equity interests or any other securities;

(iv)      adjust, split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests (other than to satisfy applicable Tax withholdings or the exercise price upon the exercise or vesting of any Company Equity Award outstanding as of the date hereof), or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(v)       issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest, or any Company Equity Award, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award, other than (A) issuances of Company Common Stock in respect of the settlement of Company Equity Awards or exercises of Company Pre-Funded Warrants outstanding as of the date hereof, in all cases in accordance with their respective terms in effect on the date hereof, or (B) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(vi)     except as required by applicable Law or any Company Benefit Plan as in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees; (B) grant to any of its directors, executive officers or employees any rights to severance or termination pay or provide for any increase thereto; (C) pay or award, or commit to pay or award, any bonuses, or change in control, retention, or incentive compensation or benefits to any of its directors, executive officers or employees or provide for any increase thereto; (D) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan, other than offer letters with new hire employees entered into in the ordinary course of business, on terms consistent with past practice that do not violate any other provision of this Section 6.1(a); (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment of any employee at the level of Senior Director or above, other than for cause; (G) hire any new employees at the level of Senior Director or above; or (H) provide any funding for any rabbi trust or similar arrangement;

(vii)     acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for (x) any acquisitions of, any equity interests in or all or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or (y) acquisitions of material assets, except for, or with respect to, in each case, (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, (B) with respect to clause (y) only, acquisitions of supplies or equipment in the ordinary course of business consistent with past practice, or (C) with respect to clause (y) only, capital expenditures permitted by Section 6.1(a)(xiii);

(viii)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any restructuring, recapitalization, or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(ix)      make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice, in each case that do not involve the transfer of funds between the United States of America and another jurisdiction, (B) extensions of credit to customers in the ordinary course of business consistent with past practice and (C) pursuant to mandatory capital contribution obligations of any investment fund or joint venture entity to which the Company or any of its Subsidiaries are parties as of the date hereof (which Contracts providing for such mandatory contribution have been made available to Parent prior to the date hereof), so long as neither the Company nor any Company Subsidiary nor any of their respective Representatives have caused or directed such mandatory capital contribution;

(x)       sell, lease, license, assign, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its properties, rights or assets (including shares in the capital of the Company Subsidiaries), except (A) dispositions of obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, in each case, in the ordinary course of business consistent with past practice, (B) leases or subleases of real property or interests therein not used for the conduct of the Company’s or the Company Subsidiaries’ business, as currently conducted, in each case in the ordinary course of business consistent with past practice, (C) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company Intellectual Property Rights in the ordinary course of business, and (D) pursuant to transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(xi)       allow to lapse, or abandon, including by failure to maintain or pay the required fees in any jurisdiction, any material Company Registered Intellectual Property (except for any expiration of any Patent at the end of its statutory term);

(xii)       (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (other than in the ordinary course of business consistent with past practice; provided that the foregoing exception shall not apply to any Contract of the type described in clause (i), (ii) or (ix) of Section 4.17(a) or in clause (II) of the proviso to this clause (xii)), (B) materially modify, materially amend, extend (other than extensions in the ordinary course of business consistent with past practice for terms not greater than one (1) year), renew (other than renewals in the ordinary course of business consistent with past practice for terms not greater than one (1) year) or terminate any Material Contract (other than in the ordinary course of business consistent with past practice with respect to terminations for cause), (C) waive or release any material rights or claims under any Material Contract (other than in the ordinary course of business consistent with past practice)or (D) assign any material rights or claims under any Material Contract; provided that, for purposes of this clause (xii), a “Material Contract” shall be deemed to include, in addition to the categories in the definition of “Material Contract” set forth in Section 4.17(a), any Contract (or a series of related Contracts) with a customer or distributor that provides for (I) payments to the Company or any Company Subsidiary of $5,000,000 or more during the term of such Contract or (II) a term of longer than one year;

(xiii)      make any capital expenditure, enter into agreements or arrangements providing for capital expenditure or otherwise commit to do so, except for (A) capital expenditures not to exceed the amounts set forth in the annual capital budget approved by the Company Board of Directors prior to the date hereof and set forth in Section 6.1(a)(xiii) of the Company Disclosure Letter, or (B) capital expenditures not to exceed $5,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice;

(xiv)      commence (other than any collection actions in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that: (x) (A) are for an amount (in excess of insurance proceeds) for each such compromise or settlement that is, individually, less than $2,000,000 and for all such compromises or settlements that is, in the aggregate, less than $10,000,000, (B) do not impose any injunctive relief on the Company or any of the Company Subsidiaries (other than insignificant non-monetary restrictions that are customary and ancillary to the monetary relief granted) and do not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers, directors or employees, (C) do not provide for the license of any material Company Owned Intellectual Property Rights and (D) do not relate to claims, litigations, investigations or proceedings brought by Governmental Entities, other than solely in their capacities as customers of the Company’s or its Subsidiaries’ products and services, or (y) are Tax audits, claims, litigations, investigations, or other proceedings (it being understood such audits, claims, litigations, investigations, or other proceedings are subject to the restrictions contained in clause (xviii) below);

(xv)       make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, in each case, except as required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions applicable to the Company Subsidiaries, or applicable Law;

(xvi)      enter into or amend any Collective Bargaining Agreement or any material agreement with any labor organization, works council, trade union, labor association or other employee representative, except as required by applicable Law;

(xvii)     implement any plant closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(xviii)     make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Entity with respect to Taxes, or, except in the ordinary course of business consistent with past practice or as may otherwise be requested by a Tax authority, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xix)       redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness among the Company and wholly owned Subsidiaries of the Company or among wholly owned Subsidiaries of the Company, in each case made in the ordinary course of business consistent with past practice, (B) guarantees by the Company of Indebtedness (incurred in compliance with this Agreement) of wholly owned Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness (incurred in compliance with this Agreement) of the Company or any wholly owned Subsidiary of the Company, in each case made in the ordinary course of business consistent with past practice, (C) Indebtedness for borrowed money not to exceed $10,000,000 in aggregate principal amount incurred in the ordinary course of business consistent with past practice, so long as such Indebtedness can be prepaid at par at any time without premium or penalty, or (D) borrowings and other extensions of credit under the Company Credit Agreement and the other credit facilities and financing arrangements of the Company and the Company Subsidiaries in effect as of the date hereof and made available to Parent and the Receivables Purchase Agreement, in each case as in effect as of the date hereof (and without any increase in the commitments thereunder after the date hereof), to fund working capital expenses of the Company and the Company Subsidiaries, as applicable, in the ordinary course of business or other expenditures permitted under this Section 6.1; provided that neither the Company nor any Company Subsidiary shall sell or otherwise transfer any accounts receivable under the Receivables Purchase Agreement after the date hereof without the prior written consent of Parent;

(xx)        enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xxi)     cancel any of the Company’s or its Subsidiaries’ material insurance policies or fail to pay the premiums on the Company’s or its Subsidiaries’ material insurance policies, other than any cancellation or termination of such policy in the ordinary course of business consistent with past practice, or fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business consistent with past practice;

(xxii)     (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $1,500,000 or for a term that is longer than one (1) year, (B) modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, Lien, assessment or charge affecting any real property leased by the Company or any Company Subsidiary, or any interest therein or part thereof (other than any Permitted Liens), or (D) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (D), other than in the ordinary course of business consistent with past practice;

(xxiii)   voluntarily terminate, materially modify or waive in any material respect any material right under any material Company Permit;

(xxiv)     adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxv)     amend or modify in any material respect any internal or publicly posted policies and representations (including if posted on products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection or Processing of Personal Data; or

(xxvi)     agree or authorize, in writing or otherwise, to take any of the foregoing actions.

(b)         The Company shall give prompt written notice to Parent:  (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions that would be material to the Company and its Subsidiaries, taken as a whole, (ii) of any material Proceeding commenced or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary, in each case relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that would reasonably be expected to result in a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.1(b) shall not cure any breach of any representation or warranty hereunder or otherwise limit the remedies available hereunder to any Party.

(c)       From and after the date hereof until the earlier of the Closing Effective Time and the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause the Company Subsidiaries to, cooperate in good faith with Parent to take the actions set forth on Section 6.1(c) of the Company Disclosure Letter.

Section 6.2.       Conduct of Business by Parent Pending the Closing.  Parent agrees that between the date hereof and the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically required by this Agreement, or as required by applicable Law or as consented to in writing by the Company, Parent shall not, directly or indirectly:

(a)       amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) the Parent Governing Documents in a manner that would adversely affect the ability of any of Parent or the Parent Merger Subs to consummate the Transactions;

(b)      adopt or enter into a plan of, or any Contract in respect of, complete or partial liquidation, dissolution, amalgamation, consolidation or recapitalization of Parent, other than with respect to the Transactions or any transaction that does not adversely affect the ability of any of Parent or the Parent Merger Subs to consummate the Transactions;

(c)     authorize, declare, set aside, make or pay any special cash dividends on its outstanding shares of Parent Common Stock (it being understood, for the avoidance of doubt, that regular, quarterly cash dividends (including any increases to current dividend rates approved by Parent’s board of directors in good faith) shall not be restricted);

(d)       split, combine, subdivide or reclassify any of its capital stock; or

(e)       agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.3.       No Solicitation by the Company.

(a)      From and after the date hereof until the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it, the Company Board of Directors (including any committee thereof) and the Company’s officers shall not, and the Company shall cause the Company’s Subsidiaries not to, and the Company shall cause its and their other respective Representatives not to, directly or indirectly:  (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal, other than solely to state that the Company and its Representatives are prohibited hereunder from engaging in any such discussions or negotiations, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last ten (10) business days prior to the then-scheduled Company Stockholders’ Meeting, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) business day period being replaced with three business days), (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (vii) approve or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement, in each case, providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”).  The Company, the Company Board of Directors (including any committee thereof) and the Company’s officers shall, and the Company shall cause the Company’s Subsidiaries to, and the Company shall cause its and their other respective Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.  Within one (1) business day following the date hereof, the Company shall (A) request in writing that each Person (other than Parent) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal within one year prior to the date hereof promptly destroy or return to the Company all nonpublic information furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement, and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such Person and its Representatives.  From and after the date hereof, the Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision, or other provision with similar effect, would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may, without the prior written consent of Parent but with written notice to Parent, waive such standstill provision, or other provision with similar effect, solely to the extent necessary to permit the applicable Person (if it has not been solicited in violation of this Section 6.3(a)) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3.  For purposes of this Section 6.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives.  For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by the Company Board of Directors (including any committee thereof), by any of the Company’s officers, by any of the Company’s Subsidiaries or by any of their respective Representatives shall be a breach of this Section 6.3 by the Company.  For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation so long as such notices are delivered privately to Parent, except if any such notice would constitute a Change of Recommendation pursuant to the definition thereof.

(b)     Notwithstanding the limitations set forth in Section 6.3(a), if, prior to obtaining the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal that did not result from a breach of Section 6.3(a), (x) the Company and such Representatives may contact the third party making such Acquisition Proposal solely to request clarifying information regarding the terms of such Acquisition Proposal and inform such Person of the existence of the provisions in this Section 6.3, or (y) if the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the Person making such Acquisition Proposal (and its Representatives (and its financing sources)), if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person or its Representatives, any non-public information furnished to such other Person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such Person (and its Representatives (and its financing sources)) with respect to such Acquisition Proposal.

(c)      The Company shall promptly (and in any event within 24 hours) notify Parent of any receipt by the Company of any Acquisition Proposal or any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make an Acquisition Proposal.  Such notice shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof.  Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any material amendments or proposed amendments to such material terms (with any amendments or proposed amendments to economic terms being deemed material for this purpose)) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto.  Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within one business day) to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent.  Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(a).  Unless this Agreement has been validly terminated pursuant to Section 9.1 or in connection with a Change of Recommendation resulting from a Superior Proposal, the Company shall not take any action to exempt any Person other than Parent or the Parent Merger Subs from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply.  The Company agrees that it will not, directly or indirectly, enter into any agreement with any Person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3(b).

(d)      Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)(iv), Section 6.3(a)(vi) or Section 6.3(a)(viii) (to the extent related to Section 6.3(a)(iv) or Section 6.3(a)(vi))) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal (that did not result from a breach of Section 6.3(a)), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that, notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g) or substantially concurrent with such termination.

(e)       Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with four business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with four business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation.  During such four business day period, the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.  At the end of such four business day period and prior to taking any action permitted under Section 6.3(d), the Company Board of Directors shall again make all of the required determinations under Section 6.3(d), after taking into account in good faith any amendments proposed by Parent.  With respect to Section 6.3(d)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with this Section 6.3(e), with references to the applicable four business day period being replaced by two business days.

(f)     Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal, (iii) making any factually accurate public statement that solely describes the Company’s receipt of an Acquisition Proposal, the terms thereof and the identity of the person making such Acquisition Proposal, and the operation of this Agreement with respect thereto or (iv) making any disclosure to the stockholders of the Company, if the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to so disclose would be reasonably likely to constitute a breach of the fiduciary duties of the Company Board of Directors under applicable Law; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation.  For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1.       Access; Confidentiality; Notice of Certain Events.

(a)      From the date hereof until the earlier of the Closing Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning).  Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would be reasonably likely to violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.  Parent and the Company will cooperate to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder.  Any access to any properties or facilities of the Company or any Company Subsidiary shall be subject to the Company’s reasonable security measures and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

(b)      Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.2.       Reasonable Best Efforts.

(a)      Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions as promptly as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations (collectively, “Approvals”) necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof.

(b)     In furtherance and not in limitation of the obligations in Section 7.2(a), each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten (10) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) make all other necessary filings as promptly as practicable after the date hereof and, with respect to the filings set forth on Section 8.1(e) of the Company Disclosure Letter, in any event within twenty (20) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws or FDI Laws.  Parent shall bear all filing fees for the filings required under the HSR Act or any other Antitrust Laws or FDI Laws; provided that, for the avoidance of doubt, the Company and Parent shall each bear its own advisor and other fees incurred in connection with any applications and filings required under applicable Antitrust Laws or FDI Laws.

(c)         In furtherance and not in limitation of the obligations in Section 7.2(a), each of Parent and the Company agrees to (and shall cause its respective Subsidiaries to) use its reasonable best efforts, and agrees to take (and shall cause its respective Subsidiaries to take), any and all actions to avoid and, if necessary, eliminate, each and every impediment under any Antitrust Laws or FDI Laws that may be asserted by any Governmental Entity, so as to enable the Closing to occur as promptly as practicable following the date hereof, including:  (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, licensing or disposition of Parent’s, the Company’s or any of their respective Subsidiaries’ assets, properties or businesses, and the entry into such other arrangements, or undertaking other structural or conduct relief or behavioral remedies, in each case, as are necessary to obtain an Approval under any Antitrust Laws or FDI Laws and (ii) the defense through litigation on the merits of any claim asserted in any Proceeding by any Governmental Entity (or by any other Person pursuant to any Antitrust Law or FDI Law), seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions unlawful or that would otherwise prevent or delay consummation of the Transactions, using reasonable best efforts to vacate, modify or suspend such injunction or order; provided that, notwithstanding anything to the contrary in this Agreement, no Party shall be required to commence, defend, continue or otherwise pursue any litigation, appeal or other Proceeding contemplated by this clause (ii) or take any other action under this Section 7.2 from and after the Outside Date (as it may be extended in accordance with Section 9.1(d)); provided, however, that nothing in this Section 7.2 or otherwise in this Agreement shall require Parent or its Subsidiaries or affiliates to (and the Company and its Subsidiaries shall not, without Parent’s prior written consent) (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses of the Company or its Subsidiaries or any interest therein, or agree to any other structural, behavioral, conduct or other remedy concerning the Company or its Subsidiaries, (ii) otherwise take or commit to take any actions that would limit the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of the Company or its Subsidiaries or any interest or interests therein (each of clauses (i) and (ii), a “Company Restriction”), in each case of clauses (i) and (ii), other than Company Restrictions that would not individually or in the aggregate reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries, taken as a whole (a “Permitted Company Restriction”) or (iii) take any action of the type contemplated by clauses (i) or (ii) with respect to Parent and its Subsidiaries (other than the Company and its Subsidiaries) (clause (iii), a “Parent Restriction”) in the case of clause (iii), other than Parent Restrictions that would not individually or in the aggregate reasonably be expected to result in more than an immaterial impact on Parent and its Subsidiaries, taken as a whole, other than actions solely to the extent necessary to give effect to Permitted Company Restrictions (a “Permitted Parent Restriction”); provided, however, that the Parties shall not take any action that constitutes a Permitted Company Restriction or Permitted Parent Restriction unless the effectiveness of such action is conditioned on the Closing occurring; provided, further, that nothing in this Section 7.2 or otherwise in this Agreement shall require any Party or its Subsidiaries or affiliates to commit to or effect any Company Restriction or Parent Restriction that is not conditioned upon the consummation of the Transactions.

(d)      Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in this Section 7.2 to obtain all Approvals for the Transactions under the HSR Act or any other Antitrust Laws or FDI Laws, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party a reasonable opportunity to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party reasonable advance notice of, and the reasonable opportunity to attend and participate in, any meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements existing as of the date hereof and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(d) as “Antitrust Counsel Only Material” or “FDI Counsel Only Material”.  Without limiting Parent’s obligation to use reasonable best efforts to take all steps as may be necessary, in accordance with and subject to the limitations in this Section 7.2, to obtain all required Approvals so as to enable the Closing to occur as promptly as practicable following the date hereof, Parent will control the ultimate strategy and timing for securing approvals and expiration of relevant waiting periods under the Antitrust Laws and FDI Laws; provided, that (i) Parent shall give the Company a reasonable opportunity to evaluate and provide input with respect to strategic decisions regarding obtaining any required regulatory approvals and give good faith consideration to the Company’s input and (ii) no Party shall delay or extend any waiting period or comparable period under the Antitrust Laws or FDI Laws (including by a “pull and refile” under the HSR Act) or enter into any agreement, arrangement or understanding with any Governmental Entity not to consummate the Transactions (including any “timing agreement”), without the prior written consent of each of Parent and the Company.

(e)     In connection with and without limiting the foregoing, the Company and Parent shall cooperate to give any notices to third parties required under Contracts, and the Company and Parent shall use, and cause each of their respective Subsidiaries to use, their respective reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions; provided that each of the Parties acknowledges and agrees that obtaining any such consent or approval shall not, in and of itself, be a condition to consummation of the Transactions.  Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (a) reimbursed or indemnified by Parent or (b) subject to the occurrence of the Closing Effective Time).

(f)       Each of the Parties hereto agrees that, from the date of this Agreement until the earlier of the Closing Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 9.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture, joint venture, merger or other business combination that would reasonably be expected to materially delay or prevent the satisfaction of the condition set forth in Section 8.1(e) or otherwise materially delay or prevent the consummation of the Transactions.

Section 7.3.       Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Transactions or this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) neither Party shall be required by this Section 7.3 to provide any such review or comment to the other in connection with the Company’s receipt of (and the existence of) an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Parties shall not be required by this Section 7.3 to provide any such review or comment to the other Party to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that each Party and their respective Subsidiaries and Representatives may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.3.

Section 7.4.       D&O Insurance and Indemnification.

(a)       For six years from and after the Closing Effective Time, Parent shall, and shall cause NewCo Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), whether asserted or claimed prior to, at or after the Closing Effective Time, in connection with such Persons serving or having served as an officer, director, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity if such service was at the request of the Company, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement.  The Parties agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time, whether asserted or claimed prior to, at or after the Closing Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Transactions and shall continue in full force and effect in accordance with the terms thereof.  Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Closing Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b)       For six years after the Closing Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Closing Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions).

(c)     At or prior to the Closing Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Closing Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.

(d)      In the event Parent or NewCo Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or NewCo Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4.  The rights and obligations under this Section 7.4 shall survive consummation of the Transactions and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.  The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5.      Takeover Statutes.  The Company shall use its reasonable best efforts (a) to take all actions necessary so that no Takeover Statute is or becomes applicable to this Agreement, or any of the Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise to eliminate or minimize the effect of such Takeover Statute on this Agreement and the Transactions.  No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to this Agreement or any of the Transactions.

Section 7.6.      Obligations of Parent and the Company.  Parent shall take all action necessary to cause the Parent Merger Subs to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.  The Company shall take all action necessary to perform its obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7.       Employee Matters.

(a)         Effective as of the Closing Effective Time and for a period of 12 months thereafter, Parent shall provide, or shall cause NewCo Surviving Company to provide, to each employee of the Company or any Company Subsidiary who continues to be employed by Parent, NewCo Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) at least the same wage rate or base salary as in effect for such Continuing Employee immediately prior to the Closing Effective Time, (ii) at least the same target annual cash bonus opportunities as in effect for such Continuing Employee immediately prior to the Closing Effective Time and (iii) employee benefits (excluding severance, equity and other long-term incentive awards, change in control and retention bonuses, nonqualified retirement benefits, defined benefit pensions and post-employment welfare benefits) that are substantially comparable in the aggregate to those in effect for such Continuing Employee immediately prior to the Closing Effective Time (with the same exceptions).

(b)       Effective as of the Closing Effective Time and for a period of 12 months thereafter, Parent shall provide, or shall cause NewCo Surviving Company to provide severance payments and benefits to each Continuing Employee who is not a participant in the Company’s Severance Plan and whose employment is terminated during such period that are no less favorable than such severance payments and benefits as set forth on Section 7.7(b) of the Company Disclosure Letter.

(c)      Parent shall, or shall cause NewCo Surviving Company to, pay to each Continuing Employee an annual bonus amount for the year in which the Closing Date occurs, determined based on actual performance as determined by the Company in good faith prior to the Closing after consultation with Parent, under the applicable bonus arrangements of the Company, with such bonus payments to be made upon the Closing; provided that (x) if the Closing Date occurs in 2026, such bonus amount shall be determined without proration (i.e., based on the full annual bonus for the 2026 calendar year); and (y) if the Closing Date occurs in 2027, such bonus amount shall be prorated for the period beginning on January 1, 2027 and ending on the Closing Date; provided that there will be no duplication of benefits as a result of this Section 7.7(c) if such Continuing Employee is separately entitled to receive a pro-rata bonus pursuant to any other agreement or arrangement with the Company in the event of a termination of employment.

(d)      For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries (including NewCo Surviving Company and its respective Subsidiaries) providing benefits to any Continuing Employees after the Closing Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Closing Effective Time (including, for the avoidance of doubt, any service credit provided by the Company or its Subsidiaries to such Continuing Employee in connection with acquisitions occurring prior to the Closing Effective Time) under the corresponding Company Benefit Plan; provided that the foregoing shall not apply with respect to eligibility to participate or benefit accrual under any defined benefit pension plan or any postemployment health or welfare plan or to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Closing Effective Time (such plans, collectively, the “Old Plans”), and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary (including NewCo Surviving Company and its respective Subsidiaries) shall use its commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the same extent waived under the corresponding Old Plan and (B) Parent and its applicable Subsidiary (including NewCo Surviving Company and its respective Subsidiaries) shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)       If, at least 20 business days prior to the Closing Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Closing Effective Time occurs (the “401(k) Termination Date”).  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence reasonably satisfactory to Parent that such 401(k) plan(s) have been terminated pursuant to resolution of the Company Board of Directors at least two business days prior to the day on which the Closing Effective Time occurs; provided that prior to terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions for review (and the Company shall accept any of Parent’s reasonable comments).  If the Company 401(k) plan is terminated pursuant to this Section 7.7(e), then as soon as reasonably practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan, and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent that accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(f)       Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent (including NewCo Surviving Company and its respective Subsidiaries), or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent (including NewCo Surviving Company and its respective Subsidiaries), which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or any Collective Bargaining Agreement or similar labor agreement with any labor organization, work council or trade union covering such Continuing Employee.  Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or the Parent Merger Subs, and (ii) create any third party rights in any current or former employee or other service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 7.8.     Rule 16b-3.  Prior to the Initial Effective Time, Parent and the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Company Common Stock (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of Parent or the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9.      Stockholder Litigation.  The Company shall provide Parent prompt notice of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including NewCo Surviving Company and its respective Subsidiaries) with respect to all liabilities, causes of action and claims arising out of, or related to, the claims asserted in such litigation or which imposes an injunction or other equitable relief after the Closing Effective Time upon Parent or any of its respective affiliates (including NewCo Surviving Company and its respective Subsidiaries).  In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1, or Section 7.2, the provisions of this Section 7.9 shall control.

Section 7.10.    Delisting.  Each of the Parties agrees to cooperate with the other Parties and use reasonable best efforts in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Closing Effective Time.

Section 7.11.   Director Resignations.  Prior to the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Closing Effective Time and effective upon the Closing Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Closing Effective Time, of directors and officers of the Company Subsidiaries with those Persons designated by Parent.

Section 7.12.        Form S-4; Proxy Statement/Prospectus; Company Stockholders’ Meeting.

(a)        As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall each jointly prepare and cause to be filed with the SEC the Proxy Statement/Prospectus and the Company and Parent shall jointly prepare, and Parent shall cause to be filed with the SEC, a registration statement on Form S‑4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in connection with the First Merger.  Subject to Section 6.3(d), the Company and the Company Board of Directors shall include the Company Board Recommendation in the Proxy Statement/Prospectus.  Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Form S‑4 and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the First Merger and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Transactions.  Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus.  As promptly as practicable after the Form S-4 shall have become effective, the Company shall file the Proxy Statement/Prospectus with the SEC and use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations.  If, at any time prior to the Closing Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Subject to applicable Law, each Party shall notify the other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Form S-4 or the Transactions.

(b)      Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Change of Recommendation, the Company shall, as promptly as practicable following the effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be within, subject to adjournment or postponement as provided below, thirty (30) days following the effectiveness of the Form S-4, and, subject to a Change of Recommendation in accordance with Section 6.3(d), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.  Within ten business days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is 20 business days after the date of such “broker search.”  Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that, if at any time following the dissemination of the Proxy Statement/Prospectus, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then on no more than two (2) occasions (for each of the Company and Parent) and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date.  Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (i) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Recommendation) (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Company Stockholders’ Meeting pursuant to this clause (ii) on no more than two (2) occasions and no such adjournment or postponement shall delay the Company Stockholders’ Meeting by more than five days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Outside Date.  Notwithstanding any Change of Recommendation, unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and shall not submit any Acquisition Proposal for approval by the stockholders of the Company.

Section 7.13.     Financing Cooperation.

(a)      Financing Cooperation.  Prior to the Closing Effective Time, the Company shall use its reasonable best efforts to, and shall cause the Company Subsidiaries to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all customary cooperation and all customary financial information, in each case, that is reasonably requested by Parent or the Parent Merger Subs in connection with the Financing (or capital markets issuance in lieu thereof), including:

(i)       furnishing to Parent (A) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least 60 days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (B) unaudited consolidated balance sheets and related consolidated statements of income, comprehensive income and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least 40 days before the Closing Date;

(ii)       furnishing to Parent such information regarding the Company and the Company Subsidiaries as is reasonably requested in writing by Parent (A) in connection with the arrangement or consummation of the Financing (or capital markets issuance in lieu thereof), (B) reasonably necessary to permit Parent to prepare pro forma financial statements of the type customarily included in marketing and offering documents for debt financings of Parent, including bank information memoranda, lender and investor presentations and offering memoranda for offerings of debt securities, or (C) necessary to satisfy the conditions set forth in the Debt Commitment Letter (it being agreed that (I) Parent, and not the Company or the Company Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information and (II) the Company will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of the Financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of the Financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization or ownership or other pro forma adjustments related to the Transactions or (z) any financial information related to Parent or any of its Subsidiaries);

(iii)    furnishing to the Financing Entities customary authorization letters (subject to customary confidentiality provisions and disclaimers) authorizing the distribution of information and containing a customary representation to the Financing Entities that the public side versions of such documents, if any, do not include material non-public information about the Company, the Company Subsidiaries or their respective securities;

(iv)     (A) using reasonable best efforts to cause the Company’s independent accountants to provide customary assistance and cooperation reasonably requested by Parent with any offering of securities, including participating in customary due diligence sessions and providing any customary “comfort” letters with respect to financial information regarding the Company and the Company Subsidiaries contained in the offering documents relating to any such offering of securities (including customary “negative assurance” comfort for any applicable Financing (or capital markets issuance in lieu thereof)) and (B) providing customary management representation letters to such auditors to the extent required in connection with such comfort letters;

(v)       participating in a reasonable number of meetings, presentations, road shows and sessions with prospective Financing Entities and rating agencies, and assisting Parent in obtaining corporate and facility credit ratings, in each case in connection with any Financing (or capital markets issuance in lieu thereof);

(vi)     furnishing, at least three business days prior to the Closing Date, all documentation and other information regarding the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the beneficial ownership regulation (31 C.F.R. § 1010.230), in each case to the extent reasonably requested by Parent at least ten business days prior to the Closing Date;

(vii)      reasonably assisting Parent in the preparation of customary offering and marketing documents (and any supplements thereto) in connection with any Financing (or capital markets issuance in lieu thereof), including designating whether any information provided to Parent constitutes material non-public information;

(viii)     reasonably cooperating with any customary due diligence process as reasonably requested by Parent or the Financing Entities, including participating in a reasonable number of due diligence sessions, and cooperating with the customary marketing efforts of Parent, in each case, in connection with any Financing (or capital markets issuance in lieu thereof);

(ix)       using reasonable best efforts to assist Parent in connection with the preparation and execution of the definitive documents in respect of the Financing (or capital markets issuance in lieu thereof), including (A) any credit agreements, guarantees, pledge and security documents and other definitive financing documents (and any disclosure schedules thereto), in each case, as may be reasonably requested by Parent or the Financing Entities, and (B) facilitating the pledging of collateral and the granting of security interests in respect of the Financing; it being understood that such documents will not be recorded or take effect, and no pledge or security interest in any asset or property of the Company or any Company Subsidiary pursuant to any such document shall be effective, prior to the Closing Effective Time;

(x)      using reasonable best efforts to execute and deliver or provide, as applicable, customary evidence of authority, customary officer’s certificates and customary insurance certificates, in each case, as reasonably requested by Parent and the Financing Entities, it being understood that such documents will not take effect prior to the Closing Effective Time;

(xi)     take corporate or other organizational actions reasonably requested by Parent in connection with the consummation of the Financing (which actions shall not be effective prior to the Closing Effective Time); and

(xii)    reasonably cooperating with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with any Financing (or capital markets issuance in lieu thereof).

(b)      Notwithstanding anything to the contrary in this Section 7.13 or Section 7.15, neither the Company nor any Company Subsidiary shall pursuant to this Section 7.13 or Section 7.15:

(i)        be required to incur any fees, expenses or other liabilities prior to the Closing Effective Time for which it is not previously or promptly reimbursed or simultaneously indemnified;

(ii)      be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any Company Subsidiary to take any action that would reasonably be expected to result in such Person incurring any personal liability;

(iii)       be required to waive or amend any terms of this Agreement;

(iv)      be required to provide any information that is prohibited or restricted from being provided by applicable Law or any contractual obligation existing as of the date hereof or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that the Company or any Company Subsidiary does not provide access or information in reliance on this clause, the Company shall provide notice to Parent that information is being withheld; provided, further, that the Company shall provide information restricted from being provided under any contractual obligation to the extent the consequences of a breach of such contractual obligation would reasonably be expected to be immaterial to the Company;

(v)      be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters and the management representation letters contemplated by Section 7.13(a)(iv)(B) or as set forth in Section 7.15), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be effective prior to the Closing Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and the Company Subsidiaries who retain their respective positions as of, and immediately after, the Closing Effective Time (except in each case with respect to customary authorization letters and the management representation letters contemplated by Section 7.13(a)(iv)(B) or as set forth in Section 7.15);

(vi)      be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Effective Time (except as set forth in the management representation letters contemplated by Section 7.13(a)(iv)(B) or Section 7.15);

(vii)      be required to (or be required to cause their Representatives to) provide any indemnity prior to the Closing Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent;

(viii)      be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any charter or other organizational documents of the Company or any of the Company Subsidiaries as in effect on the date hereof;

(ix)     be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiary or that would cause any condition set forth in Article VIII to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any Company Subsidiary taking such action);

(x)       be required to (or be required to cause their Representatives to) take any actions that would unreasonably interfere with the Company’s and the Company Subsidiaries’ business or operations, taken as a whole;

(xi)      be required to (or be required to cause their Representatives to) prepare or furnish (x) pro forma financial statements, (y) any other financial statements (other than as set forth in clause (a)(i) above) that are not readily available or prepared in the ordinary course of its financial reporting practice or (z) projections; or

(xii)      be required to (or be required to cause their Representatives to) provide opinions of internal or external counsel (except as set forth in Section 7.15 prior to the Initial Effective Time).

(c)         All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent or the Parent Merger Subs or their respective Representatives pursuant to this Section 7.13 or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.  Any reference in this Agreement to the “Financing” (other than in Section 5.12) shall include any financing that Parent, the Parent Merger Subs and/or other Subsidiaries of Parent elect to obtain for the purpose of financing the transactions contemplated hereby or any transaction undertaken in connection herewith (including any offering or incurrence of debt securities, term loans or other Indebtedness in lieu of all or any portion of the Financing), subject to Section 7.14.

(d)      Use of Logos.  The Company hereby consents to the reasonable use of the Company’s and the Company Subsidiaries’ logos solely in connection with the marketing of the financing for the Transactions; provided that such logos are used solely in the form used by the Company and the Company Subsidiaries and solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries.

(e)      Reimbursement.  Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 7.13, Section 7.14  or Section 7.15, other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.

(f)       Indemnification.  The Company, the Company Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company) and the cooperation contemplated by Section 7.13, Section 7.14 or Section 7.15, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any Company Subsidiary or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.  This indemnification shall survive the termination of this Agreement.

Section 7.14.     Financing.

(a)       Efforts to Obtain Financing.  Parent and the Parent Merger Subs shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on or prior to the Closing, on the terms and subject solely to the conditions described in the Debt Commitment Letter (it being understood that, for purposes of this Section 7.14, references to the Debt Commitment Letter shall be deemed to include any fee letter), including using its reasonable best efforts to: (i) maintain in full force and effect the Debt Commitment Letter in accordance with its terms, (ii) enter into and deliver definitive agreements with respect to the Financing on the terms and conditions contemplated by the Debt Commitment Letter or on such other terms (including under a Permanent Financing (as defined below)) and without any Prohibited Modification (the “Definitive Debt Financing Agreements”), (iii) satisfy (or obtain a waiver of) on a timely basis all conditions and comply with all obligations applicable to Parent, including with respect to the payment of any commitment, engagement or placement fees, in the Debt Commitment Letter and the Definitive Debt Financing Agreements, (iv) enforce all of its rights under the Debt Commitment Letter and (v) upon satisfaction or waiver of the conditions set forth in the Debt Commitment Letter and the Definitive Debt Financing Agreements and in Article VIII, consummate the Financing at or prior to the Closing to the extent necessary to satisfy Parent’s payment obligations under this Agreement due at the Closing.

(b)      Amendments to Debt Commitment Letter.  Parent shall not agree to any amendments, restatements, supplements or modifications to, obtain any replacement of, or waive any of its rights under, the Debt Commitment Letter or the Definitive Debt Financing Agreements, in whole or in part, without the prior written consent of the Company if any such amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter or the Definitive Debt Financing Agreements shall: (i) impose new or additional conditions or otherwise amend, modify or expand any conditions to the Financing that would reasonably be expected to make the funding thereof less likely to occur or delay or prevent the Closing, (ii) reduce the aggregate amount of the Financing to less than the amount required, together with all other sources of cash or other financing sources available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due at the Closing, or (iii) adversely impact the ability of Parent to (A) enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements or (B) cause the Transactions to be timely consummated (the effects described in clauses (i) through (iii), collectively, the “Prohibited Modifications”); or (iv) terminate or cause the termination of the Debt Commitment Letter or any Definitive Debt Financing Agreement, in each case (with respect to each of clauses (i) through (iv)), other than replacements or reductions of the Debt Commitment Letter or any Definitive Debt Financing Agreement in connection with the incurrence or issuance of any other debt financing, debt securities or other Indebtedness by Parent in lieu of all or any portion of the Financing (such financing, the “Permanent Financing”) or Alternative Financing issued or incurred in lieu of all or a portion of any facility contemplated by the Debt Commitment Letter, so long as such Permanent Financing or Alternative Financing (as defined below) does not include any Prohibited Modifications.  Notwithstanding anything to the contrary in this Section 7.14, Parent may, without the prior written consent of the Company, (A) amend, restate, supplement or otherwise modify the Debt Commitment Letter or any Definitive Debt Financing Agreement to add lenders, lead arrangers, bookrunners, agents, co-agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date hereof, and to reassign titles and roles among, and reallocate commitments, economics and fee-sharing arrangements among, the existing and additional Financing Entities, (B) amend the Debt Commitment Letter or the Definitive Debt Financing Agreements to give effect to any “market flex” provisions contained in any fee letter related to the Debt Commitment Letter and (C) increase the amount of the Financing, in each case of clauses (A) through (C), so long as such action does not result in a Prohibited Modification.

(c)      Alternative Financing.  In the event that all or any portion of the Financing becomes, or is expected to become, unavailable for any reason, in an amount sufficient, together with all other sources of cash available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due on the Closing Date, Parent shall (i) notify the Company in writing thereof as promptly as practicable after obtaining knowledge thereof (and, in any event, within forty-eight (48) hours) and (ii) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to promptly arrange and obtain alternative financing (the “Alternative Financing”) (A) in an amount sufficient, together with all other sources of cash available to Parent on the Closing Date, for the satisfaction of all of Parent’s payment obligations under this Agreement due on the Closing Date and (B) subject to conditions precedent which would not reasonably be expected to materially delay or impair the likelihood of the Closing; provided that in no event shall Parent be required to seek or accept Alternative Financing on terms and conditions materially less favorable to Parent, in the aggregate (taking into account any “market flex” provisions), than the terms and conditions set forth in the Debt Commitment Letter as in effect on the date hereof, as determined in the reasonable judgment of Parent.

(d)     Upon (i) obtaining any commitment for any Alternative Financing, Permanent Financing or other financing or (ii) any amendment, restatement, supplement, replacement, modification or waiver of the Debt Commitment Letter, the debt financing commitments contemplated therein or any other financing, in each case, as permitted by Section 7.14, references to the “Financing,” “Financing Parties,” “Definitive Debt Financing Agreements” and “Debt Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, such amended, restated, supplemented, replaced, modified or waived Debt Commitment Letter or such other debt financing and, in each case, the commitments thereunder, the agreements with respect thereto and the financial institutions participating therein for all purposes of this Agreement and each such term shall be construed accordingly.

(e)      Information Rights.  Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable upon written request in reasonable detail of the status of its efforts to arrange the Financing.  Without limiting the generality of the foregoing, Parent shall (i) upon the Company’s written request, furnish the Company with executed copies of any amendments, restatements, supplements, replacements, modifications to or waivers of the Debt Commitment Letter, Permanent Financing, Alternative Financing or other financing permitted by Section 7.14 (with any fee letter redacted in a customary manner as described in Section 5.12(a)) promptly upon their execution; and (ii) give the Company prompt written notice (A) of any actual or threatened default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any default or material breach) under, or repudiation of, the Debt Commitment Letter or the Definitive Debt Financing Agreements by the Financing Entities, in each case, of which Parent becomes aware, (B) of any termination of the Debt Commitment Letter, other than in accordance with its terms and (C) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Definitive Debt Financing Agreement relating to the initial availability of the Financing.

(f)       No Financing Condition.  Each of Parent and the Parent Merger Subs hereby acknowledges and agrees that obtaining the Financing is not a condition to the Transactions, and that if the Financing is not obtained, Parent and the Parent Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VIII and the other terms hereof, to consummate the Transactions.

Section 7.15.     Treatment of Company Indebtedness.

(a)     Credit Agreement.  The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations, if any, outstanding thereunder, the cash collateralization, backstopping or replacement of all letters of credit, if any, outstanding thereunder (or such other treatment thereof as may be reasonably directed by Parent), the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Closing Date as of the Closing Effective Time (such termination, repayment, treatment and releases, the “Credit Facility Termination”).  In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two business days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), an executed payoff letter with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation, shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter on the Closing Date, be released and terminated.  Notwithstanding anything herein to the contrary, in no event shall this Section 7.15(a) require the Company or any of the Company Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Closing Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement and to cash collateralize, backstop or replace such letters of credit to the extent so directed.

(b)      Company Notes.  Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, as applicable, (i) execute and deliver, or cause to be executed and delivered, in each case, to the trustee under the Company Indenture at or prior to the Closing Effective Time, such documents or instruments required to comply with the requirements of Section 5.01 of the Company Base Indenture (including the officer’s certificate and opinion of counsel contemplated by Sections 5.01, 12.04 and 12.05 of the Company Base Indenture) applicable to the Company’s outstanding 6.375% Senior Notes due 2031 (the “Company Notes”) in connection with the Transactions, and (ii) provide all assistance reasonably requested by Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by Parent (which shall not require any payment by the Company or the Company Subsidiaries) that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officers’ certificates, supplemental indentures and legal opinions, respectively, to the trustee under the Company Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby.  Notwithstanding the foregoing, neither the Company nor the Company Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Closing Effective Time.

(c)      Company Notes Redemption.  Upon written request of Parent, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, as applicable, (i) issue and deliver to the trustee under the Company Indenture, at such time prior to the Closing Date as Parent may reasonably request, one or more notices of redemption with respect to all or a portion of the outstanding aggregate principal amount of the Company Notes identified by Parent, pursuant to the redemption provisions of the Company Indenture and the Company Notes, which notice or notices shall (A) specify a redemption date that is on or after the Closing Date and (B) be expressly conditioned upon the occurrence of the Closing and such other conditions precedent as Parent may reasonably request (and which notice or notices may be rescinded, or the redemption date thereunder delayed, in accordance with the Company Indenture in the event any such condition is not satisfied) and (ii) provide all assistance reasonably requested by Parent to facilitate the redemption of the Company Notes, the satisfaction and discharge of the Company Indenture with respect to the Company Notes or the provision by Parent or any of its Subsidiaries of a guarantee of the Company Notes effective as of or after the Closing Effective Time, and take any other actions reasonably requested by Parent that are customary or necessary in connection therewith, including the execution and delivery by the Company, the Company Subsidiaries or their Representatives (as applicable) of customary officer’s certificates, supplemental indentures and legal opinions to the trustee under the Company Indenture, to the extent required thereby.  The Company (or the applicable Company Subsidiary) shall provide Parent a reasonable opportunity to review a copy of any such notice, certificate, supplemental indenture or other document prior to delivering or entering into the same and shall reflect any changes thereto that Parent reasonably requests.  Notwithstanding anything herein to the contrary, in no event shall this Section 7.15(c) require the Company or any of the Company Subsidiaries to (x) cause any such redemption or satisfaction and discharge to be effective, or pay or deposit any amounts in respect thereof, unless and until the Closing Effective Time has occurred and Parent has provided, or caused to be provided, to the Company or the trustee under the Company Indenture funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) sufficient to pay the applicable redemption price of (including any premium or make-whole amount payable with respect to), and accrued and unpaid interest on, the Company Notes to be redeemed and all related fees and expenses or (y) deliver any notice of redemption prior to the Closing Effective Time that is not expressly conditioned upon the occurrence of the Closing.

(d)       Company Notes Debt Offers.  Parent or NewCo will be permitted, at their option to commence and conduct offers to purchase, including “Change of Control Offers” (as defined in the Company Indenture) or any other tender offer, or any exchange offer, in each case, in respect of the Company Notes, to conduct one or more consent solicitations in respect of the Company Notes, and to otherwise facilitate the rolling of all or a portion of the outstanding aggregate principal amount of any Company Notes into Parent’s capital structure (each such offer, solicitation, or roll, a “Debt Offer” and collectively, the “Debt Offers”), in each case, in Parent’s discretion and on such terms, conditions and timing determined by Parent, acting reasonably and in consultation with the Company; provided that such Debt Offers shall be conditioned on the consummation of the Closing and, as applicable, such other conditions provided for in the Company Indenture.  If Parent and/or NewCo elects to conduct a Debt Offer, the Company and the Company Subsidiaries shall provide customary assistance in connection with any such Debt Offer, including by using its reasonable best efforts to:

(i)        cause its officers, employees and Representatives to reasonably cooperate with Parent and NewCo in good faith to permit any such Debt Offer to be effected on such terms, conditions and timing as reasonably requested by Parent (in consultation with the Company), including, if so reasonably requested by Parent, causing any such Debt Offer to be consummated substantially concurrently with (but no earlier than) the Closing;

(ii)       subject to the receipt of any requisite consents as part of any Debt Offer including a consent solicitation, execute one or more supplemental indentures to the Company Indenture amending the terms and provisions of the Company Indenture as described in the applicable Debt Offer, execute one or more officer’s certificates as required under the Company Indenture or entering into guarantee documents, as reasonably requested by Parent, which supplemental indentures and guarantee documents shall become effective upon the execution thereof and operative no earlier than the Closing Date or the acceptance for purchase of the Company Notes by Parent (or other Person on behalf of Parent), and will cause the trustee under the Company Indenture to enter into such supplemental indenture; and

(iii)      if reasonably requested by Parent, cause its legal counsel to provide all customary legal opinions to the extent such legal opinion is required to be delivered prior to the Closing Date.

Parent shall provide, or arrange for its Financing Parties to provide, to the Company, the funds necessary to consummate any such Debt Offer (including the payment of all consent fees or other consideration, fees and premiums) on the applicable settlement date.

(e)      Receivables Purchase Agreement.  The Company shall, and shall cause the Company Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to facilitate in accordance with the terms thereof (i) the termination of the Receivables Purchase Agreement, (ii) the cessation of all sales and other transfers of accounts receivable thereunder, (iii) the repurchase or settlement of any accounts receivable sold thereunder and remaining outstanding to the extent required by the terms thereof and (iv) the release of all Liens, if any, granted in connection therewith and the termination of all UCC financing statements filed with respect thereto, in each case effective on the Closing Date as of the Closing Effective Time, in accordance with the terms of the Receivables Purchase Agreement (such termination, cessation, repurchase, settlement, releases and terminations, the “Receivables Facility Termination”).  In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to deliver to Parent at least two business days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent), an executed payoff, termination or similar letter or agreement with respect to the Receivables Purchase Agreement in form and substance customary for transactions of this type, from Wells Fargo Bank, National Association (or the applicable purchaser or agent thereunder), which letter or agreement, together with any related release documentation, shall, among other things, specify all amounts, if any, payable by the Company and the Company Subsidiaries in connection with the Receivables Facility Termination and provide that all Liens, if any, granted in connection with the Receivables Purchase Agreement relating to the assets, rights and properties of the Company and the Company Subsidiaries, and all UCC financing statements filed with respect thereto, shall, upon the payment of the amounts (if any) set forth therein on the Closing Date, be released and terminated (including authorization for the Company, the Company Subsidiaries or their designees to file UCC-3 termination statements in respect of such financing statements).  Notwithstanding anything herein to the contrary, in no event shall this Section 7.15(e) require the Company or any of the Company Subsidiaries to cause the Receivables Facility Termination to be effective unless and until the Closing Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) sufficient to pay all amounts, if any, payable by the Company and the Company Subsidiaries under the Receivables Purchase Agreement in connection with the Receivables Facility Termination.

Section 7.16.   Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the First Merger to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the Closing Effective Time.

Section 7.17.     Certain Tax Matters.

(a)      Each of Parent and the Company shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts to cause the Integrated Transaction to qualify for the Intended Tax Treatment, and shall not take or knowingly fail to take (and shall cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Integrated Transaction from qualifying for the Intended Tax Treatment.  Each of Parent and the Company shall (and shall cause its respective Subsidiaries to) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and each of Parent and the Company shall not (and shall cause its respective Subsidiaries not to) take any position that is inconsistent with the Intended Tax Treatment on any Tax Return, in any audit, examination or other proceeding relating to Taxes or otherwise, in all cases, unless otherwise required by a change in applicable Tax Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.

(b)      Each of the Parties hereby adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(c)      Each of Parent and the Company shall (and shall cause its respective Subsidiaries to) use its reasonable best efforts and cooperate with one another to obtain (i) if, in connection with the preparation and filing of the Proxy Statement/Prospectus, the SEC requests or requires that tax opinions be prepared and submitted in such connection, such tax opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss” ) and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) (the “SEC Tax Opinions” ) and (ii) the Closing Tax Opinion.  Parent and the Company shall each deliver to the counsel delivering the SEC Tax Opinions or the Closing Tax Opinion, as applicable, customary Tax representation letters reasonably satisfactory in form and substance to the counsel delivering the SEC Tax Opinions or the Closing Tax Opinion, as applicable, on which such counsel may rely, dated and executed as of the date the Proxy Statement/Prospectus shall have been declared eﬀective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and ﬁling of the Proxy Statement/Prospectus in the case of the SEC Tax Opinion, and as of the Closing Date, in the case of the Closing Tax Opinion.  If required or requested by the SEC, Paul Weiss and Gibson Dunn shall each furnish an SEC Tax Opinion.

(d)     For U.S. federal and applicable state and local income tax purposes, Parent will treat the assumption of the Company Pre-Funded Warrants as the issuance of the Standard Consideration to the holders thereof in exchange for the Company Pre-Funded Warrants surrendered or deemed surrendered therefor.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 8.1.      Conditions to Each Party’s Obligations to Effect the Transactions.  The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by written agreement of the Parties, to the extent permitted by applicable Law:

(a)        Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)       Parent Stock Issuance.  The Parent Common Stock to be issued in connection with the First Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c)       Effectiveness of Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or any Proceedings by the SEC seeking a stop order.

(d)       No Legal Prohibition.  No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of (x) restraining, enjoining or otherwise prohibiting the consummation of the Transactions or (y) imposing (1) a Parent Restriction (other than a Permitted Parent Restriction) or (2) a Company Restriction (other than a Permitted Company Restriction); provided, however, that, in the event of (x) any Company Restriction (other than a Permitted Company Restriction), such Company Restriction may be waived solely by Parent so long as such Company Restriction is conditioned upon the consummation of the Transactions contemplated by this Agreement, and (y) any Parent Restriction (other than a Permitted Parent Restriction), such Parent Restriction may be waived solely by Parent.

(e)      Antitrust and FDI Approval.  (i) Any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) any other required approvals, consents, or clearances under any Antitrust Laws or FDI Laws of the jurisdictions set forth in Section 8.1(e) of the Company Disclosure Letter shall have been obtained, in each case, without the imposition of (x) a Parent Restriction (other than a Permitted Parent Restriction) or (y) a Company Restriction (other than a Permitted Company Restriction); provided, however, that, in the event of (x) any Company Restriction (other than a Permitted Company Restriction), such Company Restriction may be waived solely by Parent so long as such Company Restriction is conditioned upon the consummation of the Transactions contemplated by this Agreement, and (y) any Parent Restriction (other than a Permitted Parent Restriction), such Parent Restriction may be waived solely by Parent.

Section 8.2.     Conditions to the Obligations of Parent and Parent Merger Subs.  The obligations of Parent, Merger Sub 1 and NewCo to effect the Transactions are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 1 and NewCo:

(a)      Representations and Warranties.  (A) The representations and warranties of the Company set forth in Section 4.1(a) (other than the second sentence thereof), Section 4.1(c) (solely with respect to the first two sentences thereof), Section 4.2(c), Section 4.2(d) (other than the second sentence thereof), Section 4.3, Section 4.22, Section 4.23 and Section 4.25 shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a) and Section 4.2(b) shall be true and correct other than for de minimis inaccuracies as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (C) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      Performance of Obligations.  The Company shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)     No Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)       Company Officer’s Certificate.  Parent and the Parent Merger Subs shall have received from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3.    Conditions to the Obligations of the Company.  The obligations of the Company to effect the Transactions are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)      Representations and Warranties.  (A) The representations and warranties of Parent, Merger Sub 1 and NewCo set forth in Section 5.1 (other than the second sentence thereof), Section 5.2, Section 5.3 and Section 5.14 shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent, Merger Sub 1 and NewCo set forth in Section 5.8 shall be true and correct in all respects as of the Closing as though made on and as of the Closing; and (C) the other representations and warranties of Parent, Merger Sub 1 and NewCo set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (C), where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Performance of Obligations.  Parent, Merger Sub 1 and NewCo shall have performed and complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)       No Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d)      Parent Officers’ Certificate.  The Company shall have received from Parent a certificate, dated as of the Closing Date and signed by Parent’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)       Change in Law.  No Change in Tax Law shall have occurred as a result of which neither Paul Weiss nor Gibson Dunn is able, as of the Closing Date, to render the Closing Tax Opinion.

ARTICLE IX

TERMINATION

Section 9.1.      Termination.  This Agreement may be terminated and the Transactions may be abandoned, at any time before the Closing Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub 1 and NewCo):

(a)          by mutual written consent of Parent and the Company;

(b)      by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent, Merger Sub 1 and/or NewCo shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, or (B) any of the representations and warranties of Parent, Merger Sub 1 or NewCo set forth in this Agreement shall have become inaccurate, and in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent, Merger Sub 1 or NewCo, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c)      by Parent, in the event that (i) neither Parent, Merger Sub 1 nor NewCo is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (A) or clause (B) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent, Merger Sub 1 or NewCo of such breach, failure to perform, violation or inaccuracy;

(d)       by either Parent or the Company, in the event that the Closing Effective Time has not occurred on or before the date that is nine months after the date hereof (the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Laws or FDI Laws) or Section 8.1(e) or those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date may be extended, by either Parent or the Company by providing written notice to the other Party five business days prior to the Outside Date, for all purposes hereunder by a period of three months; (ii) if, on the Outside Date, as extended, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Antitrust Laws or FDI Laws) or Section 8.1(e) or those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the Outside Date may be further extended, by either Parent or the Company by providing written notice to the other Party five business days prior to the Outside Date, as extended, for all purposes hereunder by a period of three months; and (iii) the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing Effective Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e)         by Parent, if, (i) prior to obtaining the Company Stockholder Approval, a Change of Recommendation has occurred or (ii) the Company has willfully breached Section 6.3 in any material respect;

(f)         by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g)       by the Company, prior to obtaining the Company Stockholder Approval, in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with Section 6.3 and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iv); or

(h)       by either Parent or the Company, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.

Section 9.2.       Effect of Termination.

(a)       In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub 1 or NewCo or the Company, except that the Confidentiality Agreement, Section 7.2(e), Section 7.13(e), Section 7.13(f), this Section 9.2 and Section 10.3 through Section 10.14 shall survive such termination; provided that nothing herein shall relieve any Party from liability for Fraud or willful breach of this Agreement prior to such termination.  For purposes of this Agreement, “willful breach” shall mean a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement and shall include the failure to effect the Closing at the time the Closing is required to occur pursuant to Section 2.2.

(b)       Termination Fee.

(i)          If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(h), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three business days prior to the Company Stockholders’ Meeting, and (C) within 12 months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(ii)        If (A) after the date hereof and prior to the termination of this Agreement, an Acquisition Proposal is made to the Company Board of Directors or the Company’s management or becomes publicly disclosed (whether by the Company or a third party) and not publicly withdrawn at least three business days prior to such termination, (B) (I) Parent or the Company terminates this Agreement pursuant to Section 9.1(d) or (II) Parent terminates this Agreement pursuant to (x) Section 9.1(c)(ii)(A) due to a breach of, or a failure to perform or comply with, one or more covenants or agreements under this Agreement following the making of such Acquisition Proposal, or (y) Section 9.1(e)(ii) and (C) within 12 months of such termination, an Acquisition Proposal is consummated or a definitive agreement providing for an Acquisition Proposal is entered into, on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement, the Company shall pay to Parent the Termination Fee.

(iii)       If Parent terminates this Agreement pursuant to (A) Section 9.1(e)(i) or (B) Section 9.1(e)(ii) (in the case of this clause (B) if the Company has materially and willfully breached Section 6.3), within two business days after such termination, the Company shall pay to Parent the Termination Fee.

(iv)         If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(v)        In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)).  For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(vi)         Solely for purposes of Section 9.2(b)(i) and Section 9.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “fifteen percent (15%)” and “eighty-five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(c)       Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement.  Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and the Parent Merger Subs in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.  In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for Fraud or willful breach (as defined in Section 9.2(a)).

ARTICLE X

MISCELLANEOUS

Section 10.1.     Amendment and Modification; Waiver.

(a)     Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b)       At any time and from time to time prior to the Closing Effective Time, either the Company, on the one hand, or Parent and the Parent Merger Subs, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein.  Any agreement on the part of Parent, the Parent Merger Subs, or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable.  No failure or delay by the Company, Parent or the Parent Merger Subs in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2.   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Effective Time.

Section 10.3.     Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4.       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission provided that no “bounceback” or notice of non-delivery is received) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub 1 or NewCo, to:

C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, MN 55347
Email:	[***]
Attention:	Dorothy Capers

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Email:	[***] [***]
Attention:	Saee Muzumdar Christopher Lang

if to the Company, to:

RXO, Inc.
11215 North Community House Road
Charlotte, NC 28277
Email:	[***]
Attention:	Jeffrey Firestone

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Email:	[***] [***]
Attention:	Steven J. Williams Nickolas Bogdanovich

Section 10.5.    Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”  The term “or” is not exclusive.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6.   Counterparts.  This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 10.7.     Entire Agreement; Third-Party Beneficiaries.

(a)       This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and the Parent Merger Subs shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)      Nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder, except for (i) the provisions of Article III (which, from and after the Initial Effective Time, shall be for the benefit of the holders of Company Common Stock and Company Equity Awards immediately prior to the Initial Effective Time), (ii) Section 7.4 (which, from and after the Initial Effective Time, shall be for the benefit of the Indemnified Parties), (iii) Section 7.13(f) (which shall be for the benefit of the indemnified persons described therein), and (iv) Section 10.13 (which shall be for the benefit of the Financing Parties).  Notwithstanding anything to the contrary in the immediately preceding sentence or otherwise in this Agreement, the Company shall have the right, on its own behalf and, to the fullest extent permitted by Section 261(a)(2) of the DGCL, as representative on behalf of the holders of Company Common Stock and Company Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue (x) specific performance as set forth in Section 10.12 or, if specific performance is not sought or granted as a remedy, (y) damages to the fullest extent permitted by Section 261(a)(1) of the DGCL (which shall include, among other things, the loss of economic benefits to the Company and/or its stockholders, including as a result of foregone opportunities or damages based on lost premium or other economic entitlement the holders of Company Common Stock and Company Equity Awards would be entitled to receive pursuant to the terms of this Agreement if the transactions contemplated hereby were consummated in accordance with the terms of this Agreement, and may be based on the benefit of the bargain lost by such holders, in each case, solely to the extent such damages are awarded by a court of competent jurisdiction) in the event of a breach by Parent, NewCo or Merger Sub 1 of this Agreement, it being agreed that (i) in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s, NewCo’s or Merger Sub 1’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have, to the fullest extent permitted by Law, the sole and exclusive authority to take action on behalf of such stockholders, as representative of such holders and (ii) the Company may retain, without distribution to the holders of Company Common Stock or Company Equity Awards, any amounts so recovered on behalf of such holders.

Section 10.8.     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.9.      Governing Law; Jurisdiction.

(a)       This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Transactions (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)       Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4.  Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 10.10.  Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE RELEVANT MATTERS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11.   Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12.    Enforcement; Remedies.

(a)        Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)       The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions) is not performed in accordance with its specific terms or is otherwise breached.  It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c)      The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity).  For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.  In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 10.13. Certain Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby:  (a) agrees that any Proceedings, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceedings to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceedings in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceedings brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (f) agrees that neither the Company nor any of the Company Subsidiaries nor any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub 1, NewCo and their respective Subsidiaries) shall have any rights or claims against any Financing Party in connection with this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby; (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Parent, Merger Sub 1, NewCo and their respective Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (h) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13, and such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

Section 10.14.   No Other Representations.

(a)       In connection with the due diligence investigation of Parent by the Company, the Company received and may continue to receive from Parent certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding Parent, Parent’s Subsidiaries and their respective business and operations.  The Company hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which the Company is familiar, and that, without limiting in any respect any of the representations and warranties contained in Article V, the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to it.  Accordingly, except for the representations and warranties contained in Article V and in any certificate delivered by Parent or the Parent Merger Subs to the Company pursuant to this Agreement, the Company acknowledges that none of Parent, the Parent Merger Subs or any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or any Subsidiary thereof (including the Parent Merger Subs) or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article V and in any certificate delivered by Parent or the Parent Merger Subs to the Company pursuant to this Agreement.

(b)        In connection with the due diligence investigation of the Company by Parent and the Parent Merger Subs, Parent and the Parent Merger Subs have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective business and operations.  Parent and the Parent Merger Subs hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and the Parent Merger Subs are familiar, and that, without limiting in any respect any of the representations and warranties contained in Article IV and in any certificate delivered by the Company pursuant to this Agreement, Parent and the Parent Merger Subs are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them.  Accordingly, except for the representations and warranties contained in Article IV, each of Parent, Merger Sub 1 and NewCo acknowledges that neither the Company nor any Representative of the Company makes, and each of Parent, Merger Sub 1 and NewCo acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent or the Parent Merger Subs in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, the Parent Merger Subs or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and in any certificate delivered by the Company pursuant to this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, the Company, Merger Sub 1, and NewCo have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

C.H. ROBINSON WORLDWIDE, INC.

By	/s/ David Bozeman
Name: David Bozeman
Title: Chief Executive Officer

RXO, INC.

By	/s/ Drew M. Wilkerson
Name: Drew M. Wilkerson
Title: Chief Executive Officer

ROVER MERGER SUB INC.

By	/s/ David Bozeman
Name: David Bozeman
Title: Chief Executive Officer

VIKING LOGISTICS LLC

By	/s/ David Bozeman
Name: David Bozeman
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]